Exhibit 2.1

LIST OF OMITTED SCHEDULES

Below is a list of omitted schedules to the Purchase Agreement, dated December 20, 2011 by and among Leggett & Platt, Incorporated, Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P., Tinicum Capital Partners II Executive Fund, L.L.C., and various other entities and individuals named on the signature pages of the Purchase Agreement. Leggett agrees to furnish supplementally a copy of any of these omitted schedules to the SEC upon request.

Schedule 1.1A	Working Capital
Schedule 1.1B	Sellers’ Interests
Schedule 1.1C	EAR Holders
Schedule 2.1(c)	Payoff Amount
Schedule 2.3(a)(viii)	MMWR Opinion
Schedule 2.4(b)	Agreed Accounting Principles
Schedule 3.1(b)	Consents and Notices
Schedule 3.2	Title to Interests
Schedule 4.1	Organization
Schedule 4.2(b)	Enforceability and Authority
Schedule 4.2(c)	Consents and Notices
Schedule 4.3(a)	Capitalization of Company
Schedule 4.3(b)	Subsidiaries
Schedule 4.6(a)	Owned Real Property
Schedule 4.6(b)	Leased Real Property
Schedule 4.6(c)	Permitted Encumbrances; Other Encumbrances for Real Property
Schedule 4.6(d)	Permitted Encumbrances for Personal Property
Schedule 4.7(a)	Aging Accounts Receivable
Schedule 4.7(b)	Aging Accounts Payable
Schedule 4.9	No Undisclosed Liabilities
Schedule 4.10(a)	Filed Returns and Tax Payments
Schedule 4.10(b)	Audited or Closed Tax Years
Schedule 4.10(d)	Tax Status of Acquired Companies
Schedule 4.12(a)	Employee Benefit Plans
Schedule 4.12(c)	Employee Benefit Plan Matters
Schedule 4.12(d)	Unfunded Liability
Schedule 4.12(f)	Acceleration
Schedule 4.12(g)	Defined Benefit Plans
Schedule 4.12(h)	Multiemployer Plans
Schedule 4.13(a)	Compliance with Legal Requirements
Schedule 4.13(b)	Governmental Compliance
Schedule 4.14(a)	Litigation
Schedule 4.15	Absence of Certain Changes and Events
Schedule 4.16(a)	Applicable Contracts
Schedule 4.16(b)	Contracts not Valid or Enforceable
Schedule 4.17(a)	Insurance Policies
Schedule 4.17(b)	Self-Insurance/Retention Arrangement
Schedule 4.17(c)	Insurance Claims
Schedule 4.18	Environmental Matters
Schedule 4.19(a)	Employees
Schedule 4.19(c)	Labor Disputes; Compliance
Schedule 4.20	Intellectual Property
Schedule 4.22	Assets Owned by Related Persons
Schedule 4.23	Customers and Suppliers
Schedule 4.24(a)	Product Liability; Warranties
Schedule 4.24(c)	Certifications
Schedule 5.2(b)	Buyer’s Enforceability and Authority
Schedule 5.2(c)	Buyer’s Consents
Schedule 8.2(c)(i)	Certain Tax Matters
Schedule 9.4	Material Consents

Exhibit 2.1

PURCHASE AGREEMENT

BETWEEN

TINICUM CAPITAL PARTNERS II, L.P.,

TINICUM CAPITAL PARTNERS II PARALLEL FUND, L.P.,

TINICUM CAPITAL PARTNERS II EXECUTIVE FUND, L.L.C.

and

THE ENTITIES AND INDIVIDUALS NAMED

ON THE SIGNATURE PAGES

(“SELLERS”)

WESTERN PNEUMATIC TUBE HOLDING, LLC

(“COMPANY”)

and

LEGGETT & PLATT, INCORPORATED

(“BUYER”)

Dated as of December 20, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (“Agreement”) is made as of December 20, 2011 by LEGGETT & PLATT, INCORPORATED, a Missouri corporation (together with any of its designated Subsidiaries, “Buyer”), and TINICUM CAPITAL PARTNERS II, L.P., a Delaware limited partnership (“Tinicum Capital Partners”), TINICUM CAPITAL PARTNERS II PARALLEL FUND, L.P., a Delaware limited partnership (“Tinicum Parallel Fund”) and TINICUM CAPITAL PARTNERS II EXECUTIVE FUND, L.L.C., a Delaware limited liability company (“Tinicum Executive Fund” and, together with Tinicum Capital Partners and Tinicum Parallel Fund, “Tinicum”) and the entities and individuals named as sellers on the signature pages hereto (collectively, the “Sellers” and, individually, a “Seller”), and WESTERN PNEUMATIC TUBE HOLDING, LLC, a Delaware limited liability company (the “Company”).

RECITALS

Sellers desire to sell, and Buyer desires to purchase and acquire, all equity interests, which, in the Operating Agreement, are designated “Member Units,” (the “Interests”) in the Company for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

ARTICLE 1. DEFINITIONS AND USAGE

Section 1.1 Definitions

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Accounting Firm” – as defined in Section 2.4(c).

“Acquired Companies” – collectively, the Company and its subsidiaries, Western Pneumatic Tube Company, LLC, a Washington limited liability company (“WPT”) and Valley Metals, LLC, a California limited liability company (“Valley”), and “Acquired Company” means any one of the Acquired Companies.

“Adjustment Amount” – as defined in Section 2.5.

“Adjustment Amount Holdback” – as defined in Section 2.1(a)(iv).

“Agreement” – this Purchase Agreement.

“Agreed Accounting Principles” – as defined in Section 2.4(b)(i).

“Agreed Adjustments” – as defined in Section 2.4(c).

“Aggregate EAR Amount” – as defined in Section 2.1(b).

“Antitrust Laws” – as defined in Section 3.1(b)(ii).

“Applicable Contract” – any Contract in respect of which performance has not been completed in all material respects as of the date hereof (a) under which any Acquired Company has any rights, or (b) under which any Acquired Company has any obligation or liability.

“Applicable EAR Amount” – as defined in Section 2.1(b).

“Audited Financial Statement” – as defined in Section 4.4.

“Balance Sheet Date” – as defined in Section 4.4.

“Breach” – any breach of, or any inaccuracy in, any representation or warranty (subject to and taking into account the Disclosure Schedules, as regards this Agreement), or material breach of, or failure to perform or comply with, any covenant, obligation or Legal Requirement in or with respect to the item in question.

“Business Day” – any day other than (a) Saturday or Sunday, or (b) any other day on which national banks in New York City or Seattle, Washington are generally permitted or required to be closed.

“Buyer” – as defined in the first paragraph of this Agreement.

“Buyer Group Member” – (i) the Buyer and, after the Closing, the Acquired Companies, (ii) the officers and directors of the Buyer and, after the Closing, of the Acquired Companies, and (iii) the respective successors and assigns of each of the foregoing.

“Buyer’s Closing Documents” – the Escrow Agreement and each other document to be executed or delivered by Buyer at the Closing.

“Certifications” – as defined in Section 4.24(c).

“Claim Notice” – as defined in Section 12.3.

“Closing” – as defined in Section 2.2.

“Closing Date” – the date on which the Closing occurs.

“Closing Date Balance Sheet” – as defined in Section 2.4(c).

“Closing Date Working Capital” – as defined in Section 2.4(c).

“Code” – the Internal Revenue Code of 1986.

“Company” – as defined in the Recitals of this Agreement.

“Company Intellectual Property” – as defined in Section 4.20.

“Consent” – any approval, consent, ratification, waiver, or other authorization.

“Contemplated Transactions” – the transactions contemplated by this Agreement.

“Contract” – any legally binding agreement, contract, lease or commitment (whether written or oral).

“Covered Person” – as defined in Section 8.3(a).

“Credit Agreement” – as defined in Section 2.1(c).

“Current Assets” – the sum of notes and accounts receivable (net of reserves), inventory (net of reserves), prepaid expenses and other current assets, as included within the sample Working Capital calculation attached hereto. Current Assets shall exclude cash and cash equivalents, legacy environmental indemnity receivables and the real property lease security deposit.

“Current Liabilities” – the sum of accounts payable, accrued payroll and payroll taxes, other accrued expenses and other current liabilities (but excluding the Aggregate EAR Amount and any related payroll taxes), as included within the sample Working Capital calculation attached hereto. Current Liabilities shall exclude short-term debt, notes payable, environmental reserves, interest rate swap accruals and any reserves for obligations or liabilities upon a pension plan withdrawal and post-retirement benefit plans.

“Disclosure Schedules” – the disclosure schedules delivered by Sellers to Buyer, or by Buyer to Sellers, as applicable, concurrently with the execution and delivery of this Agreement.

“EAR” – means the equity appreciation rights as described in the EAR Plan.

“EAR Exercise Price” – for any particular EAR shall mean such term as defined in the applicable incentive agreement issued under the EAR Plan with respect to such EAR.

“EAR Payments” – means all payments due and owing on or as of the Closing Date with respect to any EARs.

“EAR Plan” – means the Western Pneumatic Tube Holding, LLC 2007 Equity Appreciation Rights Plan.

“Employee Plan” – as defined in Section 4.12(a).

“Encumbrance” – any restriction, charge, claim, lien, option, pledge, security interest, mortgage, right of first refusal, or similar interest in property, including any restriction on transfer.

“End Date” – March 15, 2012.

“Environment” – soil, land surface and subsurface strata, surface waters (including navigable and nonnavigable inland and ocean waters), groundwaters, stream sediments, ambient indoor air, plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liability” – any Loss resulting from a Breach of or noncompliance under an Environmental Law or an Occupational Safety and Health Law.

“Environmental Law” – any Legal Requirement that provides for or requires:

(a) advising governmental authorities, employees, or the public with respect to the use of any Hazardous Material, a Release of Hazardous Material, violation of discharge or emission limits or other prohibitions, or any Hazardous Activity that would have a significant effect on the Environment;

(b) preventing or reducing to legally permissible levels the Release of Hazardous Material into the Environment;

(c) the cleanup of Hazardous Material that has been Released or preventing its Release or paying the costs of such actions; or

(d) requiring that a Person compensate any other Person for damage done to health or property or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets or resources.

“Equity Security” – in respect of any Person, (a) any capital stock, equity interest (including a member interest in a limited liability company) or similar security, (b) any security entitled to convert into or be exchanged for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a) and (b).

“ERISA” – the Employee Retirement Income Security Act of 1974.

“Escrow Agent” – as defined in the Escrow Agreement.

“Escrow Agreement” – as defined in Section 2.3(a)(v).

“Escrow Funds” – as defined in Section 2.1(a)(iii).

“Excluded Environmental Matters” – the matters and conditions listed or referred to or set forth on Schedule 4.18 under the heading of “Excluded Environmental Matters” and the matters and conditions listed or referred to or set forth in the documents referred to under such heading.

“Facilities” – the Real Property owned or operated by any Acquired Company and any buildings, plants or structures, owned or operated by any Acquired Company.

“Financial Statements” – as defined in Section 4.4.

“Fully Diluted Basis” – as defined in Section 2.1(a).

“Fundamental Losses” – as defined in Section 12.1(c)(ii).

“GAAP” – generally accepted accounting principles applicable in the United States.

“Governmental Authorization” – any Consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(a) nation, state, county, city, town, or other jurisdiction;

(b) federal, state, municipal, foreign, or other government;

(c) governmental authority exercising governmental power (including any agency, branch, department, board, commission, court or tribunal, exercising governmental power);

(d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, whether local, national, or international; or

(e) official of any of the foregoing.

“Hazardous Activity” – the distribution, generation, handling, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of any Hazardous Material.

“Hazardous Material” – any substance, material, or waste that is regulated under any Environmental Law by any Governmental Body, including any material, substance, or waste that is defined or classified as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “pollutant,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, friable asbestos or asbestos-containing material, urea formaldehyde, or polychlorinated biphenyls.

“HSR Act” – the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Person” – as defined in Section 12.3.

“Indemnitor” – as defined in Section 12.3.

“Intellectual Property” – any trademarks, service marks and trade names (whether registered or unregistered) and any related applications and registrations for any of the foregoing, domain names, web sites, copyrights (whether registered or unregistered), patents, patent applications, and confidential and proprietary trade secrets, know-how, manufacturing processes and similar intangibles.

“Interest Amount” – as defined in Section 2.1(a).

“Interests” – as defined in the Recitals of this Agreement.

“Interim Balance Sheet” – as defined in Section 4.4.

“Interim Balance Sheet Date” – as defined in Section 4.4.

“IRS” – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – an individual will be deemed to have Knowledge of any fact or matter if that individual is actually aware of that fact or matter, or if such individual would reasonably have become aware of such fact or matter in the reasonable and prudent exercise of such individual’s responsibilities as an officer, director, manager or employee, but without any responsibility, duty or implied duty or obligation to make inquiry of Third Parties or investigation with respect to such fact or matter beyond or outside the Acquired Companies (taking into account the number of individuals aware of the pendency of the Contemplated Transactions).

“Knowledge of the Company” – as to any fact or matter only the Knowledge of the following persons: Surin Malhotra, Jeffrey D. Knowles, Charles L. Haggard, Peggy M. Magor and Kirk Nelson.

“Leased Real Property” – as defined in Section 4.6(b).

“Legal Requirement” – any constitution, law, ordinance, code, rule, regulation, statute, or order of general applicability of any Governmental Body, including rules and regulations promulgated thereunder and any Governmental Authorization.

“Loss” – any cost, loss, liability, obligation, claim, cause of action, damage, deficiency, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), fine, penalty, judgment, award or assessment (but excluding special, exemplary and punitive damages, except to the extent included in any Third Party claim subject to indemnification hereunder).

“Major Customers” – as defined in Section 4.23.

“Major Suppliers” – as defined in Section 4.23.

“Material Adverse Change” or “Material Adverse Effect” – an event, change or development or the effect of an event, change or development, in either case, happening after a specified reference date (or, if no reference date is specified, the date hereof) that is or could reasonably be expected to be, either individually or in the aggregate with all other events, changes or developments, with or without notice, lapse of time or both, materially adverse to (a) the financial condition or results of operations of the Acquired Companies or any of their respective businesses, assets, properties or liabilities, taken as a whole, or (b) the ability of the Sellers to perform their respective obligations under this Agreement and to timely consummate the Contemplated Transactions, but shall exclude any effect resulting or arising from or relating to: (i) any change or prospective change in any Legal Requirement or GAAP or any interpretation thereof; (ii) any change in financial markets or general economic conditions (including prevailing interest rates, exchange rates, commodity prices, currency fluctuations and fuel costs) that does not materially and disproportionately affect the Acquired Companies, taken as a whole, as compared to other businesses engaged in the industry in which the Acquired

Companies operate; (iii) any change that is generally applicable to the industries or markets in which the Acquired Companies operate that does not materially and disproportionately affect the Acquired Companies, taken as a whole, as compared to other businesses engaged in the industry in which the Acquired Companies operate; (iv) any action taken by Buyer or any of its Related Persons; and (v) any omission to act or action taken that is required by this Agreement or that is taken with the consent of Buyer (including omissions to act or actions taken which are permitted by this Agreement).

“Material Consents” – as defined in Section 9.4.

“Member Units” – the equity interests into which the equity of the Company is divided.

“Montgomery” – as defined in Section 13.20(a).

“Occupational Safety and Health Law” – any Legal Requirement regulating safe and healthful working conditions and occupational safety and health hazards, including the Occupational Safety and Health Act, and any legally binding governmental program designed to promote safe and healthful working conditions.

“Operating Agreement” – the limited liability company operating agreement of the Company dated as of March 14, 2007.

“Order” – any final order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business if that action is consistent in nature, scope, and magnitude with the reasonable past practices of such Person and is taken in the normal course of day-to-day operations of such Person but shall exclude actions which are in Breach of applicable Legal Requirements.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any certificate of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

“Owned Real Property” – as defined in Section 4.6(a).

“Payoff Amount” – as defined in Section 2.1(c).

“Per Interest Amount” – as defined in Section 2.1(a).

“Permitted Encumbrances” – (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested by appropriate proceedings, (ii) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the Ordinary Course of Business for sums not yet due and payable or that are being contested by appropriate proceedings, (iii) any Encumbrance incurred or deposit made in the Ordinary Course of Business in compliance with generally applicable workers’ compensation, unemployment insurance or other social security laws or other statutory obligations, (iv) any cash deposit or right of set-off to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, government contracts and other obligations of a similar nature, (v) purchase money security interests in equipment securing liabilities reflected in a Person’s financial statements, (vi) generally applicable zoning, building and other land use restrictions imposed by any Governmental Body, (vii) Encumbrances that have been placed by any developer, landlord or other Third Party on real property over which an Acquired Company has easement rights or on the title of any leased real property and subordination or similar agreements relating thereto, (viii) Encumbrances securing rental payments under capital lease obligations reflected in a Person’s financial statements, (ix) generally applicable restrictions or limitations on transfers of securities arising under applicable securities laws, (x) Encumbrances created by any of the documents to be executed in connection with the Closing or this Agreement, whether prior to, at or after the Closing, and (xi) other Encumbrances on or imperfections in title to Real Property which are not material in amount or do not materially detract from the value of or materially impair the existing use and operation of the Real Property affected by such Encumbrance or imperfection.

“Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a Governmental Body.

“Pre-Closing Tax Period” – as defined in Section 8.2(b).

“Proceeding” – any action, arbitration, mediation, audit, hearing, litigation, or suit (whether civil, criminal, administrative or judicial) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

“Product Warranty” – as defined in Section 4.24(b).

“Proposed Closing Date Balance Sheet” – as defined in Section 2.4(b)(i).

“Proposed Working Capital Determination” – as defined in Section 2.4(b)(ii).

“Purchase Price” – as defined in Section 2.1(a).

“Real Property” – as defined in Section 4.6(b).

“Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other storage medium.

“Registered Intellectual Property” – registered trademarks, trademark registration applications, registered copyrights, issued patents and pending patent applications.

“Related Person” –

(a) With respect to an individual:

(i) each other member of such individual’s immediate Family residing with such individual; and

(ii) any Person that is directly or indirectly controlled by such individual or any one or more members of such individual’s immediate Family.

(b) With respect to a Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person.

(c) For purposes of this definition, “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment.

“Representative” – with respect to a particular Person, means any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, or legal counsel of such Person.

“Securities Act” – the Securities Act of 1933.

“Seller(s)” – as defined in the first paragraph of this Agreement.

“Seller Group Member” – (i) the Sellers, (ii) the officers, directors, trustees and trust beneficiaries of Sellers, and (iii) the respective successors and assigns of each of the foregoing.

“Sellers’ Closing Documents” – the Escrow Agreement, and each other document to be executed or delivered by any Seller at the Closing.

“Sellers’ Representative” – as defined in Section 13.5(a).

“Straddle Periods” – as defined in Section 8.2(b).

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than Equity Securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiaries” means WPT and Valley, of which the Company is the sole member.

“Target Working Capital Amount” – $17,521,329.

“Tax” – any and all income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation(al), premium, property, profit, environmental, escheat, windfall profit, customs, capital gains, capital stock, franchise, net worth, employees’ income withholding, foreign or domestic withholding, Social Security and Medicare (or similar taxes), unemployment, workers’ compensation, disability, real property, personal property, ad valorem, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever and any interest, penalty, addition, expense or additional amount thereon imposed, assessed, or collected by or under the authority of any Governmental Body.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax.

“Third Party” – a Person that is not an Acquired Company or a party to this Agreement.

“Transaction Engagement” – as defined in Section 13.20(a).

“Unaudited Financial Statements” as defined in Section 4.4.

“Working Capital” – Current Assets less Current Liabilities calculated in accordance with the Agreed Accounting Principles and the methodologies described on Schedule 1.1A; a sample calculation of Working Capital as of October 31, 2011 utilizing the Agreed Accounting Principles and such methodologies is included on Schedule 1.1A.

Section 1.2 Usage

(a) In this Agreement, unless expressly stated otherwise:

(i) the singular includes the plural and vice versa;

(ii) reference to any Person includes such Person’s permitted successors and assigns, if applicable, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(iii) reference to a gender includes the other gender;

(iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v) reference to any Legal Requirement means that Legal Requirement as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such Legal Requirement;

(vi) reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such section or other provision;

(vii) “hereunder,” “hereof,” “hereto,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other provision of this Agreement;

(viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix) “or” is used in the inclusive sense of “and/or”;

(x) “any” means “any and all”;

(xi) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(xii) a reference to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto;

(xiii) a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct; and

(xiv) a reference to an item in a list, or any like compilation (whether in the Disclosure Schedules or elsewhere), includes the complete item referred to.

(b) Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP.

(c) This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party as having been drafted or provided by it will not apply to any construction or interpretation of this Agreement.

(d) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE 2. SALE AND TRANSFER OF INTERESTS; CLOSING

Section 2.1 Purchase and Sale of Interests; Extinguishment of EARs; Payment of Payoff Amount

(a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, Buyer agrees at the Closing:

(i) to purchase, acquire and accept from the Sellers, for the Interest Amount, subject to retention by the Buyer of the Adjustment Amount Holdback specified in clause (iv) below, subject to delivery into escrow of the portions of the Purchase Price specified in clause (iii) below, the Interests;

(ii) to pay to the Company the Aggregate EAR Amount, subject to retention by the Buyer of the Adjustment Amount Holdback specified in clause (iv) below, subject to delivery into escrow of the portions of the Purchase Price specified in clause (iii) below;

(iii) to pay to the Escrow Agent Eight Million Dollars ($8,000,000) (including all earnings thereon, the “Escrow Funds”) pursuant to the Escrow Agreement to be held as therein provided, which amount shall reduce the payments to be received by the Sellers and the EAR holders at Closing;

(iv) to retain Eight Hundred Thousand Dollars ($800,000) which shall be held by Buyer pending determination of the Closing Date Working Capital pursuant to Section 2.5 (the “Adjustment Amount Holdback”) to be applied solely to the payment of the Adjustment Amount to the Buyer or Sellers (including payment of any fees of the Accounting firm which may be payable by the Sellers hereunder), as applicable; and

(v) to pay the Payoff Amount as set forth in the schedule referenced in Section 2.1(c);

constituting aggregate payments under the preceding clauses (i), (ii), (iii), (iv) and (v) (before giving effect to the adjustments contemplated by Sections 2.4 and 2.5 hereof, and before reduction for applicable payroll taxes in connection with payment of the Aggregate EAR Amount as described herein) equal to One Hundred Eighty Eight Million Dollars ($188,000,000) (such aggregate of the amounts described in clauses (i), (ii), (iii), (iv) and (v), as adjusted after Closing pursuant to Sections 2.4 and 2.5 hereof, the “Purchase Price”).

Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, each Seller agrees to sell, convey, assign, transfer and deliver to the Buyer at the Closing in exchange for the Per Interest Amount (subject to delivery into escrow of the pro rata portions of the Purchase Price specified in clause (iii), subject to the retention of the Adjustment Amount Holdback by the Buyer of the pro rata portions of the Purchase Price specified in clause (iv) above, and subject to pro rata reduction for the Company’s portion of applicable payroll taxes payable with respect to its payment of the Aggregate EAR Amount as contemplated herein), free and clear of all Encumbrances, each Interest owned by such Seller as set forth in Schedule 1.1B attached hereto. Each Seller shall be entitled to the Per Interest Amount (subject as aforesaid to delivery into escrow of the pro rata portions of the Purchase Price specified in clause (iii) above, subject to retention of the Adjustment Amount Holdback by the Buyer of the pro rata portions of the Purchase Price specified in clause (iv) above, and subject to pro rata reduction for the Company’s portion of applicable payroll taxes payable with respect to its payment of the Aggregate EAR Amount as contemplated herein) multiplied by the aggregate number of Interests next to the name of each such Seller in Schedule 1.1B, and each Seller shall be (i) entitled to receive from Buyer such Seller’s pro rata portion of the Adjustment Amount, Adjustment

Amount Holdback and Escrow Funds payable to the Sellers hereunder (net of such Seller’s pro rata portion of applicable transaction expenses and fees due and payable by the Sellers and the EAR holders, as determined by the Sellers’ Representative) or (ii) subject to reduction of the Adjustment Amount Holdback and the Escrow Funds to pay to Buyer any application portion of the Adjustment Amount as is determined to be payable to Buyer hereunder, in each case with such pro rata portion determined on a Fully Diluted Basis. “Fully Diluted Basis” shall mean all Interests outstanding as of the Closing plus all equivalent Interests attributable to all EARs regardless of whether any such EAR is then vested or exercisable. For purposes of this Agreement, the “Per Interest Amount” and the portion thereof payable as of the Closing Date shall be calculated as set forth on a written schedule delivered to Buyer by the Sellers’ Representative at least two (2) Business Days prior to the Closing. For purposes of this Agreement, the “Interest Amount” shall equal the Per Interest Amount multiplied by the total number of Interests outstanding as of the Closing. For the avoidance of doubt, the sum of the Interest Amount, the Aggregate EAR Amount and the Payoff Amount shall equal One Hundred Eighty Eight Million ($188,000,000) (before giving effect to (1) any adjustment pursuant to Sections 2.4 and 2.5, (2) the reduction of the Interest Amount for the Company’s portion of applicable payroll taxes payable with respect to its payment of the Aggregate EAR Amount as contemplated herein, and (3) the reduction of the Aggregate EAR Amount for the EAR holders’ portion of applicable payroll taxes payable with respect to the Company’s payment of the Aggregate EAR Amount as contemplated herein).

(b) Subject to each EAR holder’s (i) acceptance of the Applicable EAR Amount (subject to adjustment as provided herein) in full settlement and discharge of all rights of the EAR holder for each EAR that he or she holds under the EAR Plan and (ii) agreement to be bound by the terms and conditions of this Agreement as expressly or implicitly applicable to the EAR holders, the Company shall settle at Closing, with the funds provided by Buyer pursuant to Section 2.1(a)(ii), each outstanding EAR granted under the EAR Plan, whether or not the EAR is then vested or exercisable (it being understood that any outstanding EARs shall vest in full contemporaneously with Closing), for a dollar amount equal to the excess, if any, of the EAR Exercise Price in respect of each EAR (which for purposes of this Section 2.1(b) shall equal the Per Interest Amount) over the Base Price applicable to such EAR (as defined in the applicable EAR) (such excess, if any, in respect of such EAR, the “Applicable EAR Amount”); provided that payment of any such Applicable EAR Amounts shall be net of any tax withholdings as are required by applicable law and shall be subject to delivery into escrow of the portions of the Purchase Price specified in Section 2.1(a)(iii) (pro rata on a Fully Diluted basis), and subject to the retention of the Adjustment Amount Holdback by the Buyer of the portions of the Purchase Price specified in Section 2.1(a)(iv) (pro rata on a Fully Diluted basis). The Sellers shall cause each EAR holder to accept the Applicable EAR Amount (subject to reduction as provided herein) in full settlement and discharge of all rights of the EAR holder for each EAR that he or she holds under the EAR Plan; provided, however, that the EAR holders shall not be required to discharge any rights arising under this Agreement. The aggregate amount paid at Closing prior to applicable tax withholdings pursuant to this Section 2.1(b) (including the portion thereof held by the Buyer as the Adjustment Amount Holdback and the portion paid into escrow in accordance herewith) shall be referred to in this Agreement as the “Aggregate EAR Amount”. Each EAR holder shall be (i) entitled to receive from Buyer such EAR holder’s pro rata portion of the Adjustment Amount, Adjustment Amount Holdback and Escrow Funds payable to the EAR holders hereunder (net of such EAR holder’s pro rata portion of applicable transaction expenses and fees due and payable by the Sellers and the EAR holders, as determined by the Sellers’ Representative), or (ii) subject to reduction of the Adjustment Amount Holdback and the Escrow Funds to pay to Buyer any application portion of the Adjustment Amount as is determined to be payable to Buyer hereunder, in each case with such pro rata portion determined on a Fully Diluted Basis. Each EAR holder and the number of EARs held by such holder are set forth in Schedule 1.1C.

(c) Buyer shall pay on behalf and for the account of the Acquired Companies at Closing all amounts necessary to discharge fully (including, without limitation, all outstanding principal, accrued but unpaid interest, amounts payable in settlement, prepayment penalties, and other fees, charges and expenses of all types) all obligations of the Acquired Companies for or under (i) the Credit Agreement by and between Bank of America, N.A. and the Company dated as of January 7, 2011 (the “Credit Agreement”), and (ii) the other obligations set forth on a written schedule, which shall be delivered to Buyer by the Sellers’ Representative at least two (2) Business Days prior to Closing, (the aggregate of all such amounts described in clauses (i) and (ii) of this Section 2.1(c), the “Payoff Amount”); and the Sellers covenant that such written schedule will reflect all indebtedness of the Acquired Companies for borrowed money at Closing.

(d) The parties contemplate and agree that prior to Closing the Acquired Companies will make one or more cash distributions to members or holders of Interests such that, at Closing, the Acquired Companies will have no cash or cash equivalents. Notwithstanding the foregoing, the Acquired Companies shall retain cash in an amount necessary to pay uncleared checks and electronic payments not yet debited to the Acquired Companies’ account(s) to the extent not taken into account in determining working capital.

Section 2.2 Closing

Subject to Article 11, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Montgomery, McCracken, Walker & Rhoads, LLP at 123 South Broad Street, Avenue of the Arts, Philadelphia, PA 19109 commencing at 10:00 a.m. (local time) on the fifth (5th) Business Day following HSR Act clearance or at such other date and time or in such other manner (including by delivery of email or other electronic signatures) as Buyer and Sellers may otherwise agree, provided that on or prior to that date all other conditions set forth in Articles 9 and 10 have been satisfied or waived. The Closing will be deemed to be effective as of the close of business on the Closing Date for Tax, accounting and all other purposes.

Section 2.3 Closing Obligations

At the Closing:

(a) Sellers shall deliver to Buyer (or, in the case of the Escrow Agreement, to Buyer and the Escrow Agent):

(i) certificates representing the Interests, endorsed in blank (or accompanied by transfer powers executed in blank) and otherwise in proper form for transfer;

(ii) a copy of the Organizational Documents of each Acquired Company filed with any Governmental Body, duly certified as of a recent date by the Secretary of State or other appropriate authority of the jurisdiction of its organization, together with a certificate dated as of the Closing Date from a manager of each Acquired Company to the effect that no amendments to such Organizational Documents have been filed since the date referred to above;

(iii) the Organizational Documents of each Acquired Company not filed with a Governmental Body, certified as correct and complete copies as of the Closing Date by a manager of each Acquired Company;

(iv) certificates dated as of a date not more than seven (7) Business Days prior to the Closing Date as to the good standing (or its equivalent) (to the extent available) of each Acquired Company, issued by the appropriate Governmental Body of the jurisdiction of the Acquired Company’s organization and each jurisdiction in which the Acquired Company is licensed or qualified to do business as a foreign entity as specified in Schedule 4.1;

(v) an escrow agreement in the form of Exhibit 2.3(a)(v), executed by Sellers and the Escrow Agent (the “Escrow Agreement”);

(vi) appropriate payoff letter(s) and commitment(s) requiring lien releases and terminations (including terminations of applicable UCC financing statements) in connection with the Payoff Amount;

(vii) the certificate referred to in Section 9.3;

(viii) the opinion of Montgomery, McCracken, Walker & Rhoads, LLP with regard to legal existence and good standing of the Acquired Companies, valid issuance of the Interests and the authority and capacity of the Acquired Companies to enter into this Agreement in the form attached hereto as Schedule 2.3(a)(viii); and

(ix) copies of all agreements with the EAR holders, as contemplated by Section 2.1(b), which shall not have been revoked or terminated prior to Closing.

(b) Buyer shall deliver:

(i) to the Sellers, the Interest Amount (adjusted at Closing as provided herein);

(ii) to the EAR holders, the Aggregate EAR Amount (adjusted at Closing as provided herein);

(iii) in accordance with the direction of the Sellers’ Representative, the Payoff Amount;

(iv) to the Escrow Agent, the Escrow Funds;

(v) to the Sellers and the Escrow Agent, the Escrow Agreement, executed by Buyer; and

(vi) to the Sellers, the certificate referred to in Section 10.3.

Section 2.4 Purchase Price Working Capital Adjustment

(a) The Purchase Price has been set and agreed to by the parties on the understanding and basis that the Working Capital at Closing will be equal in amount to the Target Working Capital Amount. In the event that Closing Date Working Capital is more or less than the Target Working Capital Amount, the Purchase Price shall be adjusted upward (if Closing Date Working Capital exceeds the Target Working Capital Amount) or downward (if Closing Date Working Capital is less than the Target Working Capital Amount) and such difference shall be paid, all in accordance with this Section 2.4 and with Section 2.5 hereof.

(b) As promptly as practicable (but not later than 60 days) following the Closing Date, Buyer shall:

(i) prepare, in accordance with and using the accounting principles, policies and practices set forth on Schedule 2.4(b) and, to the extent consistent therewith, GAAP (the “Agreed Accounting Principles”), a consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Proposed Closing Date Balance Sheet”); and

(ii) deliver to Sellers’ Representative the Proposed Closing Date Balance Sheet and a written statement setting forth in reasonable detail Buyer’s calculation of the Working Capital of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Proposed Working Capital Determination”).

(c) Sellers’ Representative may, within 30 days after the date of receipt of the Proposed Closing Date Balance Sheet and Proposed Working Capital Determination, deliver to Buyer a written statement setting forth its objections thereto, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. In the event Sellers’ Representative does not object within such 30-day period, the Proposed Closing Date Balance Sheet and Proposed Working Capital Determination shall be final and binding. In the event Sellers’ Representative objects within such 30-day period, Buyer and Sellers’ Representative shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Proposed Closing Date Balance Sheet and Proposed Working Capital Determination and, in the event Sellers’ Representative and Buyer so resolve any such differences, the Proposed Closing Date Balance Sheet and Proposed Working Capital Determination, in each case as adjusted by the Agreed Adjustments, shall be final and binding as the Closing Date Balance Sheet and Closing Date Working Capital, respectively, for purposes of this Agreement. In the event any objections raised by Sellers’ Representative are not resolved by Agreed Adjustments within 15 days after Sellers’ Representative advises Buyer of Sellers’ Representative’s objections, then Buyer and Sellers’ Representative shall submit the objections that are then unresolved to KPMG LLP in Wilmington, Delaware, or a national accounting firm office in Wilmington, Delaware acceptable to both Buyer and Sellers’

Representative in the event that KPMG LLP is unable or unwilling to perform such services and such firm (the “Accounting Firm”) shall be directed by Buyer and Sellers’ Representative to resolve the unresolved objections (solely as to whether any disputed matter has been determined in a manner inconsistent with the Agreed Accounting Principles) as promptly as reasonably practicable and to deliver written notice to each of Buyer and Sellers’ Representative setting forth its resolution of the disputed matters. The determination by the Accounting Firm will be based solely on written submissions of Buyer, on the one hand, and Sellers’ Representative, on the other hand, and will not involve independent review. Any determination of the Closing Balance Sheet or the Adjustment Amount by the Accounting Firm shall not be outside the range established by the amounts in (i) the Proposed Closing Date Balance Sheet and the determination of the Adjustment Amount proposed by Buyer, and (ii) Sellers’ proposed adjustments thereto. Such determination will be final, binding, and conclusive on the parties as of the date of the determination notice sent by the Independent Accountants. The Proposed Closing Date Balance Sheet and Proposed Working Capital Determination, in each case either as determined without objection or after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Closing Date Balance Sheet” and “Closing Date Working Capital”, respectively, for purposes of this Agreement.

(d) The parties hereto shall make available to Buyer and Sellers’ Representative and, if applicable, the Accounting Firm, such employees and representatives (including independent accountants) of the Company and the Subsidiaries, and their books, records and other information (including work papers and notes) as any of the foregoing may reasonably request in order to review the Proposed Closing Date Balance Sheet and Proposed Working Capital Determination, respectively, or any matters submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Sellers and the EAR holders (first, via any Adjustment Amount Holdback or Adjustment Amount payable to the Sellers and the EAR holders hereunder, and second, in the event that such amounts are not sufficient to pay the Sellers’ and EAR holders’ portion of such fees, any remaining portion of such fees payable via a disbursement from the Escrow Account) and 50% by Buyer.

Section 2.5 Adjustment Amount and Payment

Promptly (but not later than three (3) Business Days) after the determination of the Closing Date Working Capital pursuant to Section 2.4, the parties shall make an adjustment (the “Adjustment Amount”) to the Purchase Price and payment as follows:

(i) if the Closing Date Working Capital exceeds the Target Working Capital Amount, then (A) the Purchase Price shall be increased on a dollar-for-dollar basis by such amount, and (B) Buyer shall pay to Sellers and the EAR holders the entirety of the Adjustment Amount Holdback together with the Adjustment Amount (net of any applicable payroll taxes, net of any applicable Accounting Firm fees payable therefrom hereunder and net of applicable transaction expenses and fees due and payable by the Sellers, as determined by the Sellers’ Representative), by wire transfer of immediately available funds, which shall be allocated among Sellers and the EAR holders, pro rata on a Fully-Diluted basis as set forth herein, as reflected on a schedule delivered to Buyer by Sellers’ Representative within two (2) Business Days after the determination of the Closing Date Working Capital pursuant to Section 2.4; or

(ii) if the Target Working Capital Amount exceeds the Closing Date Working Capital, then (A) the Purchase Price shall be reduced on a dollar-for-dollar basis by such amount, and (B) Buyer shall retain that portion of the Adjustment Amount Holdback equal to such reduction and shall pay any portion of the Adjustment Amount Holdback in excess of such reduction to the Sellers and the EAR holders in the manner set forth in Section 2.5(i). If the Adjustment Amount payable to Buyer under this Section 2.5(ii) exceeds the Adjustment Amount Holdback, such excess shall be payable from the Escrow Funds, and Sellers’ Representative shall with the Buyer jointly direct the Escrow Agent to pay to Buyer a dollar amount equal to the amount of such excess.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally as to himself, herself or itself only and not jointly or jointly and severally, represents and warrants to Buyer as follows:

Section 3.1 Authority; Conflicts

(a) Such Seller has the requisite power and authority to execute, deliver and perform this Agreement and to execute, deliver and perform each of the Sellers’ Closing Documents to which such Seller is a party. To the extent such Seller is not an individual, such Seller is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to enter into and to perform all its obligations under this Agreement and in connection with the Contemplated Transactions. This Agreement has been duly authorized, executed and delivered by such Seller and is (assuming the valid execution and delivery by the other parties hereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights or debtors’ obligations and to principles of equity, and each of the Sellers’ Closing Document to which such Seller is a party has been duly authorized by such Seller and, upon execution and delivery by such Seller, will be (assuming the valid execution and delivery by the other party or parties thereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights or debtors’ obligations and to principles of equity.

(b) Except as set forth in Schedule 3.1(b), neither the execution and delivery by such Seller of this Agreement and the consummation by such Seller of the Contemplated Transactions, nor the compliance by such Seller with, or fulfillment by Seller of, the terms, conditions and provisions hereof will:

(i) result in a violation or Breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Interests, under (1) the Organizational Documents (if applicable) governing such Seller, (2) any note, instrument, mortgage, lease or financial obligation to which such Seller is a party or by which such Seller is bound, (3) any Order to which such Seller is a party or by which such Seller is bound, or (4) any Legal

Requirements affecting such Seller, other than, in the case of clauses (2), (3) and (4) above, any such violations, Breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not have a Material Adverse Effect or would not prevent the consummation of any of the Contemplated Transactions; or

(ii) require the approval, consent, authorization or act of, or the making by such Seller of any declaration, filing or registration with, any Person, except in connection or in compliance with the provisions of the HSR Act or any other applicable antitrust, competition or trade regulatory Legal Requirements (“Antitrust Laws”).

Section 3.2 Title to Interests

Such Seller is the sole record and beneficial owner of the Interests identified as being owned by such Seller on Schedule 3.2 hereto. The delivery to Buyer of the Interests owned by such Seller in accordance with this Agreement will transfer and convey good and valid title thereto to Buyer, free and clear of all Encumbrances (other than generally applicable restrictions or limitations on sales or transfers of securities arising under applicable securities laws). Except for this Agreement, or as set forth in Schedule 3.2, there are no options, rights or other commitments assigned or granted by such Seller or to which such Seller is a party relating to the sale, redemption, or transfer of any of the Interests owned by such Seller.

Section 3.3 No Brokers

Neither such Seller nor any Person acting on such Seller’s behalf has incurred any obligation or liability, contingent or otherwise, to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer as follows:

Section 4.1 Organization and Good Standing

(a) Schedule 4.1 lists, for each Acquired Company, its legal name, its type of legal entity, its jurisdiction of organization, and each other jurisdiction in which it is qualified to do business as a foreign entity. Each Acquired Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is being conducted, to own or use its assets, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such qualification, except where a failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has delivered to Buyer copies of the Organizational Documents of each Acquired Company. No Acquired Company is in material violation of any of its Organizational Documents.

(c) Since January 1, 2009, no Acquired Company has conducted business under or otherwise used any fictitious, assumed, or trade name, other than the names listed in Schedule 4.1.

Section 4.2 Enforceability and Authority; No Conflict

(a) This Agreement has been duly executed and delivered by each Acquired Company and constitutes the legal, valid, and binding obligation of each Acquired Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights or debtors’ obligations and to principles of equity. Upon the execution and delivery of Sellers’ Closing Documents by each Acquired Company party thereto, each Sellers’ Closing Document will constitute the legal, valid, and binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights or debtors’ obligations and to principles of equity. Each Acquired Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver, and to perform its obligations under, this Agreement and each Sellers’ Closing Document to which it is a party.

(b) Except as set forth in Schedule 4.2(b), neither the execution and delivery by the Company of this Agreement nor the consummation or performance of any Contemplated Transaction by the Company will:

(i) contravene, conflict with, or violate (A) any Organizational Document of any Acquired Company, or (B) any resolution adopted by the manager(s) or members of any Acquired Company;

(ii) contravene, conflict with, or violate, or give any Governmental Body or other Person the right to challenge any Contemplated Transaction (except in connection or in compliance with the Antitrust Laws), or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any assets owned or used by any Acquired Company, are subject;

(iii) contravene, conflict with, violate, or give any Governmental Body the right to revoke, suspend or cancel, any Governmental Authorization held by any Acquired Company;

(iv) Breach, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or cancel or terminate, any Applicable Contract to which any Acquired Company is a party or any Certifications; or

(v) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon, or with respect to, any assets owned by any Acquired Company.

(c) Except as set forth in Schedule 4.2(c), and except in connection or in compliance with the Antitrust Laws, no Acquired Company is or shall be required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any Contemplated Transaction.

Section 4.3 Capitalization of Company and Subsidiaries

(a) The authorized Equity Securities of the Company consist of 100,000 Member Units, of which 28,061.213 Member Units, constituting the Interests, are issued and outstanding. Sellers are the owners (of record and beneficially) of all of the Interests, free and clear of all Encumbrances (other than generally applicable restrictions or limitations on transfers of securities arising under applicable securities laws). All the outstanding Interests have been duly authorized and are validly issued. Except as set forth in Schedule 4.3(a), there are no Applicable Contracts relating to any Interests, including the sale, voting, or transfer thereof. There are no outstanding subscription, option, warrant, call or exchange right, convertible security, or other obligations in effect giving any Person (other than the Buyer pursuant to this Agreement) the right to acquire any of the Interests.

(b) Schedule 4.3(b) lists for each Subsidiary its authorized Equity Securities, the number and type of Equity Securities issued and outstanding, and the identity of each owner (of record and beneficially) of such Equity Securities and number held by each holder. All outstanding Equity Securities of each Subsidiary are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances (other than generally applicable restrictions or limitations on transfers of securities arising under applicable securities laws). All the outstanding Equity Securities of each Acquired Company have been duly authorized and validly issued. Except as set forth in Schedule 4.3(b), there are no Applicable Contracts relating to any Equity Security of any Acquired Company, including the sale, voting, or transfer thereof. No Acquired Company has any outstanding subscription, option, warrant, call or exchange right, convertible security, or other obligations in effect giving any Person (other than another Acquired Company) the right to acquire any Equity Security of any Acquired Company, except as set forth on Schedule 4.3(b).

(c) No Acquired Company owns, or is a party to or bound by any Applicable Contract to acquire, any Equity Security of any Person other than an Acquired Company.

(d) Each EAR holder and the number of EARs held by such holder are set forth in Schedule 1.1C. Other than such rights, there are no other equity-based rights with respect to the Acquired Companies.

Section 4.4 Financial Statements

The Company has delivered to Buyer: (a) audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2010 (the “Balance Sheet Date”) and as at December 31, 2009 and December 31, 2008, and the related audited consolidated statements of income, changes in interestholders’ equity, and cash flows for each of the three (3) fiscal years ended on such dates, including the notes thereto, together with the report thereon of the Company’s independent public accountants, (collectively, the “Audited Financial Statements”), and (b) an unaudited consolidated balance sheet (the “Interim Balance Sheet”) of the Company and its Subsidiaries as at November 30, 2011 (the “Interim Balance Sheet Date”), and the related unaudited consolidated statements of income, changes in interestholders’ equity, and cash flows for the eleven (11) months then ended (collectively, the “Unaudited Financial Statements”, and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) fairly present the consolidated financial condition and the results of operations, changes in interestholders’ equity, and cash flows of the Company and its Subsidiaries as at the respective dates of, and for the periods referred to in, the Financial Statements, and (ii) were prepared in accordance with GAAP, subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments and to the absence of notes none of which are material, either individually or in the aggregate. The Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to the Audited Financial Statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included or reflected in the Financial Statements. The Financial Statements were prepared from, and are consistent with, the accounting Records of each Acquired Company.

Section 4.5 Books and Records

The books of account of each Acquired Company, all of which have been made available to Buyer, are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices.

Section 4.6 Real and Personal Property

(a) Schedule 4.6(a) lists all real estate currently owned by each Acquired Company (the “Owned Real Property”), including the street address, any tax parcel identification number of each property, and the Acquired Company that owns such property. The Acquired Companies have made available to Buyer copies of the deeds and other instruments by which any Acquired Company acquired the Owned Real Property and copies of all title insurance policies, title opinions, abstracts, and surveys in the possession of any Acquired Company relating to the Owned Real Property and, to the extent in the possession of an Acquired Company, copies of documents relating to any Encumbrances relating to the Owned Real Property.

(b) Schedule 4.6(b) lists all real estate currently leased by any Acquired Company as a lessee, sub-lessee, or assignee of a holder of a leasehold interest (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), including the address of the premises leased and the Acquired Company that leases the same. All Leased Real Property is leased pursuant to valid written leases listed in Schedule 4.16(a). Such leases contain the entire lease agreement between the landlord of each of the leased premises and the Acquired Company. No Acquired Company leases Real Property as a lessor or sub-lessor. Except as set forth on Schedule 4.6(b), there have been no notices of default made by any landlord related to any Leased Real Property and there are no unpaid amounts owed by any Acquired Company or guarantor pursuant to any lease of the Leased Real Property, whether billed or unbilled and whether agreed or disputed.

(c) The Owned Real Property and the Acquired Companies’ interests in the Leased Real Property are owned by the respective Acquired Companies free and clear of all

Encumbrances, other than Permitted Encumbrances and other than as set forth in Schedule 4.6(c). All buildings, plants, and structures used by any Acquired Company lie wholly within the boundaries of the Real Property in question and do not encroach upon the property of any other Person. To the Knowledge of the Company, no property of, or use by, any Third Party encroaches upon the Real Property. Each parcel of Real Property abuts on, and has direct vehicular access to, a public road and said access is sufficient to permit the Acquired Companies to conduct their businesses on the Real Property as presently conducted in the Ordinary Course of Business. Certificates of occupancy are in full force and effect for each location of Real Property, and the uses thereof being made by the Acquired Companies do not violate any applicable zoning, subdivision or land use Legal Requirement. No Third Party has a right to acquire any interest in the Owned Real Property or in the Acquired Companies’ interests in the Leased Real Property (other than the landlord or its mortgagee or lender, pursuant to the terms of the applicable lease or applicable Legal Requirements).

(d) The Acquired Companies own all tangible personal property reflected as owned in the Interim Balance Sheet (other than inventory sold since the Interim Balance Sheet Date in the Ordinary Course of Business), free and clear of all Encumbrances, other than Permitted Encumbrances and other than as set forth in Schedule 4.6(d). All the tangible personal property purchased or otherwise acquired by the Acquired Companies since the Interim Balance Sheet Date (other than inventory acquired and sold since the Interim Balance Sheet Date in the Ordinary Course of Business) is owned by the Acquired Companies free and clear of all Encumbrances, other than Permitted Encumbrances and as set forth in Schedule 4.6(d). A copy of the fixed asset register of each Acquired Company has been made available to Buyer.

(e) The Acquired Companies have good title to, a valid leasehold interest in or valid license to use all assets and properties, and shall be in possession of all assets and properties, material to conduct the businesses of the Acquired Companies on a stand-alone basis as previously conducted in the Ordinary Course of Business. All assets and properties owned, leased or used by the Acquired Companies which constitute tangible personal property are in reasonable condition and repair, ordinary wear and tear excepted. No tangible personal property or inventories (other than inventory in transit) are located at any place other than the Real Property.

Section 4.7 Accounts Receivable

The accounts receivable of each Acquired Company reflected on the Interim Balance Sheet represent valid obligations arising from sales made or services performed in the Ordinary Course of Business by such Acquired Company, all of which are collectible, subject to applicable reserves, within one hundred eighty (180) days after the Closing Date. The reserve for doubtful accounts reflected in the Interim Balance Sheet was calculated in accordance with the Acquired Companies’ accounting policies and practices applied on a basis consistent with past practice and GAAP. Schedule 4.7(a) lists and sets forth the aging of the accounts receivable as of the Interim Balance Sheet Date, and specifically denotes all accounts receivable which bear interest (other than by reason of the standard invoice or business terms and conditions). Each Acquired Company has paid all accounts payable in accordance with their terms, and no interest is payable with respect to any portion of such accounts payable. Schedule 4.7(b) lists and sets forth the aging of the accounts payable as of the Interim Balance Sheet Date, and specifically denotes all accounts payable which bear interest (other than by reason of the standard invoice or business terms and conditions).

Section 4.8 Inventories

The inventories of each Acquired Company reflected on the Interim Balance Sheet consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business. The reserve for obsolescence with respect to inventories reflected in the Interim Balance Sheet is reasonably adequate and was calculated in accordance with the Acquired Companies’ accounting policies and practices applied on a basis consistent with past practice and GAAP.

Section 4.9 No Undisclosed Liabilities

Except as set forth in Schedule 4.9, no Acquired Company has any liability that, in accordance with GAAP, would be required to be reflected on or disclosed in a balance sheet of the relevant entity, other than liabilities reflected on or disclosed in the Financial Statements and liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet.

Section 4.10 Taxes

(a) Filed Returns and Tax Payments: Except as otherwise set forth on Schedule 4.10(a):

(i) Each Acquired Company has filed or caused to be filed on a timely basis all Tax Returns that were required to be filed by it pursuant to applicable Legal Requirements.

(ii) No Acquired Company has requested any extension of time within which to file any Tax Return, except as to a Tax Return that has since been filed.

(iii) All Tax Returns filed by any Acquired Company are complete and correct and comply with applicable Legal Requirements in all material respects.

(iv) Each Acquired Company has paid, or made provision for the payment of, all Taxes that have become due for all periods covered by any Tax Return, including pursuant to any assessment received by any Acquired Company, except such Taxes, if any, that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been provided in the Interim Balance Sheet.

(v) Each Acquired Company has withheld or collected and remitted to the proper Governmental Body or other Person all Taxes required to be withheld, collected, and remitted by it.

(vi) The Acquired Companies have made available to Buyer copies of all Tax Returns filed by Acquired Companies since January 1, 2009.

(vii) Since January 1, 2009, no claim has been made by any Governmental Body in a jurisdiction where any Acquired Company does not file Tax Returns that it is subject to taxation by that jurisdiction.

(viii) The Company, in combination with its Subsidiaries (classified as disregarded entities), does not meet the “50/90” test described in Temp. Reg. §1.1445-11T(d)(1) of promulgated under the Code.

(b) Audited or Closed Tax Years:

(i) Except as set forth in Schedule 4.10(b), all Tax Returns of each Acquired Company have been audited by the IRS or other Governmental Body or are closed by the applicable statute of limitations for all taxable years through 2007.

(ii) Except as set forth in Schedule 4.10(b), no Tax Return of any Acquired Company is under audit by the IRS or other Governmental Body, and no notice of such an audit has been received by any Acquired Company. To the Knowledge of the Company, there are no threatened Proceedings for or relating to Taxes. Except as set forth in Schedule 4.10(b), no written notice of a proposed Tax assessment against any Acquired Company has been received and remains unresolved.

(iii) Except as set forth in Schedule 4.10(b), no Proceedings are pending before the IRS or other Governmental Body with respect to the Taxes of any Acquired Company.

(iv) Except as set forth in Schedule 4.10(b), no Acquired Company has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes of any Acquired Company.

(v) Except as set forth in Schedule 4.10(b), no Encumbrance for Taxes exists with respect to any assets of any Acquired Company, except statutory liens for Taxes not yet due or Taxes being contested in good faith.

(c) Accruals and Reserves: The charges, accruals, and reserves with respect to Taxes on the accounting Records of each Acquired Company are adequate in accordance with GAAP.

(d) Status of Acquired Companies:

(i) The Company is classified for federal income tax purposes as a partnership and the Subsidiaries are classified for such purposes as disregarded entities owned by the Company.

(ii) Except as set forth in Schedule 4.10(d), no Acquired Company within the three-year period preceding the date of this Agreement has been a member of an affiliated group of corporations which has filed a combined or consolidated income Tax Return with any Governmental Body.

(e) Miscellaneous:

(i) There exists no tax sharing agreement or tax allocation agreement with respect to Taxes that will require any future payment by any Acquired Company.

(ii) No Acquired Company is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by any Acquired Company.

Section 4.11 No Material Adverse Change

Since the Interim Balance Sheet Date, (a) each Acquired Company has conducted its business only in the Ordinary Course of Business and (b) no Acquired Company has suffered any Material Adverse Change, and to the Knowledge of the Company (which shall be actual knowledge of the specified individuals only, without any duty to investigate) there has not been any event, circumstance or condition that is reasonably likely to have a Material Adverse Effect.

Section 4.12 Employee Benefits

(a) Schedule 4.12(a) lists each “employee benefit plan” as defined by Section 3(3) of ERISA, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, equity-option, equity-appreciation-right, equity-bonus, equity-purchase, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare benefit plan, and any other employee benefit plan or Contract (whether qualified or nonqualified), and any trust, escrow, or other Contract related thereto that (i) is maintained or contributed to by any Acquired Company and (ii) provides benefits to, or describes policies applicable to, any current or former director, officer or employee, of any Acquired Company, or the dependents of any thereof, regardless of how liabilities for the provision of such benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (each, an “Employee Plan”). Schedule 4.12(a) identifies as such any Employee Plan that is (x) a plan intended to meet the requirements of Section 401(a) of the Code or (y) a plan subject to Title IV of ERISA.

(b) The Acquired Companies have made available to Buyer copies of (i) the documents comprising each Employee Plan; (ii) all trust agreements, insurance contracts, or any other funding instruments related to each Employee Plan; (iii) all rulings, determination letters, no-action letters, or advisory opinions from the IRS, the United States Department of Labor, or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports (IRS Form 5500), including all Opinions required by Section 103(a)(3) of ERISA filed with any Governmental Body with respect to each Employee Plan for each of the three preceding years; (v) all Contracts with third-party administrators or investment managers, that relate to each Employee Plan; (vi) all summary plan descriptions, summaries of material modifications, employee handbooks, and other written employee communications regarding each Employee Plan; and (vii) the most recent actuarial valuation, study or estimate of any Employee Plan providing retiree medical and/or life insurance benefits or supplemental retirement benefits.

(c) Except as set forth in Schedule 4.12(c), all amounts owed by any Acquired Company under the terms of any Employee Plan have been timely paid in full when and as required to be paid. Except as set forth in Schedule 4.12(c), each Employee Plan that provides health or welfare benefits is fully insured, and any incurred but not reported claims under each such Employee Plan that is not fully insured have been accrued in accordance with GAAP. Each Acquired Company has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the Ordinary Course of Business, with regard to each Employee Plan.

(d) The form of each Employee Plan is in material compliance with the applicable terms of ERISA, the Code, and any other applicable Legal Requirement and each Employee Plan has been operated in material compliance with such Legal Requirements and the written Employee Plan documents. Each required report and description of an Employee Plan (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions, and Summaries of Material Modifications) have been (to the extent required) timely filed with the IRS, the United States Department of Labor, or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to each Employee Plan have been given. Except as set forth in Schedule 4.12(d), no Acquired Company has any unfunded liability with respect to any defined benefit pension Employee Plan of the Acquired Companies. No Proceeding with respect to the administration of any such Employee Plan (other than claims for benefits) is pending, or, to the Knowledge of the Company, threatened.

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received, or is based on a form of plan that has received, a favorable determination letter from the IRS.

(f) Except as set forth in Schedule 4.12(f), neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will accelerate the time of vesting for, change the time of payment to, or increase the amount of compensation due to, any director, employee or officer, of any Acquired Company.

(g) Except as set forth in Schedule 4.12(g), no Acquired Company contributes to, or has any obligation to contribute to, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is a “defined benefit plan” within the meaning of Section 3(35) of ERISA.

(h) Except as set forth in Schedule 4.12(h), no Acquired Company contributes to, or has any obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code.

(i) All Employee Plans which qualify as nonqualified deferred compensation plans, within the meaning of Treasury Regulation 1.409A-l(a), are in compliance in all respects with Section 409A of the Code and Regulations promulgated under such Code Section. For these purposes, nonqualified deferred compensation plans shall include, but not be limited to deferred compensation agreements, employment agreements, severance agreements and other similar agreements.

(j) No Employee Plan is an employee welfare benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Section 4980B of the Code). No Employee Benefit Plan is or has been a “Multiple Employer Welfare Plan” as defined in Section 3(40)(A) of ERISA.

(k) No event or condition exists with respect to any Employee Plan that would subject the Company in its capacity as plan sponsor or plan administrator to any tax or penalty under Section 4980B of the Code or under Part V of Title I of ERISA.

Section 4.13 Compliance with Legal Requirements; Governmental Authorizations

(a) Except as set forth in Schedule 4.13(a), Schedule 4.14(a) or Schedule 4.18:

(i) each Acquired Company has at all times since January 1, 2009 been in material compliance with each Legal Requirement that is or was applicable to it or the conduct of its business or the ownership or use of any of its assets; and

(ii) no Acquired Company has received any written notice or other communication from any Governmental Body that remains unresolved regarding (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (B) any actual or alleged obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action.

(b) Schedule 4.13(b) lists each Governmental Authorization that is held by any Acquired Company that is material to the business of any Acquired Company. Each Governmental Authorization listed in Schedule 4.13(b) is valid and in full force and effect. No Acquired Company has received any written notice or other communication from any Governmental Body regarding any pending or threatened termination, modification or non-renewal of any such Governmental Authorization. To the Knowledge of the Company, there exists no reasonable basis for the termination, modification or non-renewal of any such Governmental Authorization.

Section 4.14 Legal Proceedings; Orders

(a) Except as set forth in Schedule 4.14(a), since January 1, 2009 there has not been, and there is not presently pending or, to the Knowledge of the Company, threatened, any Proceeding:

(i) by or against any Acquired Company or that relates to the conduct of the business of, or any assets owned or used by, any Acquired Company; or

(ii) that challenges any Contemplated Transaction.

The Acquired Companies have made available to Buyer copies of all pleadings, and other documents relating to each pending Proceeding listed in Schedule 4.14(a). None of the pending or threatened Proceedings listed in Schedule 4.14(a), individually or in the aggregate, would have a Material Adverse Effect.

Section 4.15 Absence of Certain Changes and Events

Except as set forth in Schedule 4.15, and except for cash distributions to members or holders of Interests, since the Balance Sheet Date, each Acquired Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) issuance of or change in the number of the authorized or issued Equity Securities of any Acquired Company; or purchase, redemption, retirement, or other acquisition by any Acquired Company of any Equity Security of any Acquired Company (excluding, however, any deemed purchase, redemption, retirement or acquisition in connection with the declaration or payment of any cash distribution to members or holders of Interests);

(b) amendment to the Organizational Documents of any Acquired Company;

(c) other than any payments by an Acquired Company of bonuses, salaries, benefits, or other compensation in the Ordinary Course of Business, payment, increase (other than increases of salaries or wage rates consistent with past practice) or decrease by any Acquired Company of any bonus, salary, benefit, or other compensation to any director, manager, officer, employee, or consultant or entry into or amendment of any employment, severance, bonus, retirement, or loan, with any director, manager, officer, employee, or consultant;

(d) adoption of, amendment to, or material increase or decrease in the payments to or benefits under any Employee Plan;

(e) damage to or destruction or loss of any material assets owned or used by any Acquired Company, whether or not covered by insurance;

(f) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of, any material assets owned or used by any Acquired Company;

(g) release or waiver of any claim or right of any Acquired Company with a monetary value in excess of $100,000;

(h) change in the accounting methods used by any Acquired Company;

(i) equity investment in, loan to, or acquisition of the equity securities of, any other Person by any Acquired Company;

(j) note, bond, debenture, or other indebtedness for borrowed money issued, created, assumed, or guaranteed (excluding advances on existing credit facilities) involving more than $100,000 in the aggregate by any Acquired Company; or

(k) Contract by any Acquired Company to do any of the foregoing.

Section 4.16 Contracts

(a) Schedule 4.16(a) lists, and the Acquired Companies have made available to Buyer a copy of, each Applicable Contract:

(i) involving the performance of services, delivery of goods or materials, or payments by one or more of the Acquired Companies of an amount in excess of $100,000;

(ii) involving the performance of services, delivery of goods or materials, or payments to one or more of the Acquired Companies of an amount in excess of $100,000;

(iii) that was not entered into in the Ordinary Course of Business;

(iv) affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except Contracts having aggregate payments of less than $100,000 or with remaining terms of less than one year);

(v) with respect to Intellectual Property, including Contracts with current or former employees, or consultants, regarding the ownership, use, protection, or nondisclosure of any Intellectual Property;

(vi) with any labor union or other employee group representative relating to wages, hours, or other conditions of employment;

(vii) involving any joint venture, partnership, or limited liability company agreement involving a sharing of profits, losses, costs, Taxes, or other liabilities by any Acquired Company with any other Person;

(viii) containing covenants that restrict the right of any Acquired Company or any other Person for the benefit of any Acquired Company to engage in any line of business or compete with any Person;

(ix) providing for payments of commissions to any Person based on sales, purchases, or profits, other than direct payments for goods or services;

(x) containing an express power of attorney granted by any Acquired Company;

(xi) for capital expenditures in excess of $100,000;

(xii) relating to indebtedness of any Acquired Company in excess of $100,000;

(xiii) relating to the employment for a term of any employee of any Acquired Company;

(xiv) relating to a distributor, dealer, manufacturer’s representative, sales agency, or product design and development relationship with an Acquired Company;

(xv) under which any Acquired Company has loaned to, or made an investment in, or guaranteed the obligations of, any Person (other than an Acquired Company);

(xvi) constituting an amendment or supplement in respect of any of the foregoing.

(b) Except as set forth in Schedule 4.16(b) each Applicable Contract listed in Schedule 4.16(a) is, as to the applicable Acquired Company, in full force and effect, and is valid and enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights or debtors’ obligations and to principles of equity. With respect to each Applicable Contract, (i) each Acquired Company and, to the Knowledge of the Company, the other parties to such Contract have performed all of their respective obligations required to be performed under the Contract in all material respects; (ii) neither any Acquired Company nor, to the Knowledge of the Company, any other party to such Contract has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a material default under the provisions of such Contract or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under such Contract; (iii) the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract; (iv) neither the Acquired Company nor any other party to such Contract has provided notice to the other of any default or alleged default under such Contract; and (v) such Contract represents a transaction conducted on an arms-length basis. Schedule 4.16(a) specifically denotes any Contracts of the Acquired Companies to which any Related Person of the Acquired Companies are a party.

Section 4.17 Insurance

(a) The Acquired Companies have made available to Buyer copies of all policies of insurance to which any Acquired Company is a party, an insured, or a beneficiary, or under which any Acquired Company is afforded insurance coverage, a list of which is included in Schedule 4.17(a).

(b) Schedule 4.17(b) sets forth any self-insurance or retention arrangement by or affecting any Acquired Company, including any reserves established thereunder.

(c) Schedule 4.17(c) sets forth for each Acquired Company for the current policy year and each of the preceding two (2) policy years, by year:

(i) a summary of the loss experience under each policy of insurance;

(ii) a statement describing each claim under a policy of insurance for an amount in excess of $50,000, which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance, and period of coverage; and

(C) the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

Section 4.18 Environmental Matters

Except as set forth in Schedule 4.18 and (without limiting the provisions of Section 13.19(d)) except for the Excluded Environmental Matters, at all times since January 1, 2008:

(a) Each Acquired Company has at all times complied in all material respects with all Environmental Laws.

(b) No Acquired Company has received any Order, notice, or other written communication that remains unresolved relating to any actual or alleged violation of or failure to comply with any Environmental Law, or to any actual or alleged Environmental, Health, and Safety Liability.

(c) There are no pending or, to the Knowledge of the Company, threatened claims arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other asset owned or used by any Acquired Company.

(d) No Acquired Company has any existing material Environmental, Health, and Safety Liability.

(e) There is no Hazardous Material present on or under the Facilities (other than in compliance with applicable Legal Requirements). No Acquired Company has permitted or conducted, or, nor to the Knowledge of Company has any other Person permitted or conducted any Hazardous Activity at the Facilities.

(f) None of the Facilities presently contains any (i) above-ground or underground storage tanks, or (ii) landfills or disposal areas.

(g) The Acquired Companies have delivered or made available to Buyer copies of all final reports, studies, analyses, or tests initiated by or on behalf of any Acquired Company subsequent to January 1, 2008 pertaining to the environmental condition of, Hazardous Material or Hazardous Activity in, on, or under, the Facilities, or concerning compliance by any Acquired Company with Environmental Laws.

For the avoidance of doubt, neither Sellers nor the Company make any representations or warranties concerning or relating to the Excluded Environmental Matters.

Section 4.19 Employees; Labor Disputes; Compliance

(a) Except as set forth on Schedule 4.19(a), all of the Acquired Companies’ current employees are employees at will. No such employee has given notice of such employee’s intent to terminate his or her employment.

(b) Each Acquired Company has at all times since January 1, 2008 complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, benefits, collective bargaining, the payment of Social Security and similar payroll Taxes, and occupational safety and health.

(c) Except as set forth in Schedule 4.19(c):

(i) no Acquired Company is a party to any collective bargaining agreement or other labor contract;

(ii) since January 1, 2011, there has not been, there is not pending or existing, and, to the Knowledge of the Company, there is not threatened, any strike, slowdown, picketing, work stoppage, organizational activity, or other labor dispute involving any Acquired Company;

(iii) since January 1, 2011, there has not been, and there is not pending or, to the Knowledge of the Company, threatened against any Acquired Company any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board;

(iv) to the Knowledge of the Company no application or petition for an election or for certification of a collective bargaining agent is pending;

(v) since January 1, 2011, there has not been, and there is not pending any lockout of any employees by any Acquired Company; and

(vi) since January 1, 2011, there has not been, and there is not pending or, to the Knowledge of the Company, threatened against any Acquired Company any charge of discrimination or sexual harassment filed with the Equal Employment Opportunity Commission or similar Governmental Body.

Section 4.20 Intellectual Property

Schedule 4.20 sets forth a list of all of the Registered Intellectual Property owned or licensed by any Acquired Company. Such Registered Intellectual Property (whether disclosed on such Schedule or required to be disclosed on such Schedule) together with any other Intellectual Property owned, used or licensed by any Acquired Company, is collectively referred to herein as the “Company Intellectual Property”. Schedule 4.20 specifically denotes any items of Company Intellectual Property which are (i) licensed from any other Person, or (ii) owned by the Acquired Companies and licensed to any other Person. To the Knowledge of the Company, the Company Intellectual Property constitutes all Intellectual Property material to the operation of the businesses of the Acquired Companies as presently being operated. The Company or one of its Subsidiaries owns or possesses adequate rights to use the Company Intellectual Property, including a valid license with respect to any Intellectual Property which is licensed from any other Person. The Acquired Companies’ use of any Intellectual Property is not presently being contested in any litigation to which any of the Acquired Companies is a party, nor to the Knowledge of the Company, is any such litigation threatened. Except as set forth on Schedule 4.20, to the Knowledge of the Company, each Acquired Company has the right to use the Intellectual Property used by it without payment to any other Person. There are no claims pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary alleging that the Company or any Subsidiary is infringing any Intellectual Property rights of any other Person. Except as set forth on Schedule 4.20, no Acquired Company has received any notice of, and to the Knowledge of the Company there is no, infringement by any other Person of, the Company Intellectual Property. The Acquired Companies have received no notice of, and to the Knowledge of the Company there is not, any material threat that would diminish or destroy any material trade secret included within the Company Intellectual Property (including without limitation any customer list, manufacturing process or product specification or formulation constituting a material trade secret). To the extent that any Company Intellectual Property has been developed or created by any present or former employee of the Acquired Companies or any third party for any of the Acquired Companies, such Acquired Company has obtained ownership of or the right to use such Intellectual Property rights by operation of law or by valid and enforceable Contract.

Section 4.21 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws

No Acquired Company and no Representative of any Acquired Company in its capacity as such has violated the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where the Company does business. Each Acquired Company has at all relevant times complied with all Legal Requirements relating to export control and trade sanctions or embargoes, and possesses all Governmental Authorizations required in order to comply with such Legal Requirements. No Acquired Company has violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

Section 4.22 Assets Owned by Related Persons

Except as set forth in Schedule 4.22, no Related Person of any Acquired Company has, or since January 1, 2009 has had, any interest in any material asset owned or used by any Acquired Company.

Section 4.23 Customers and Suppliers

Schedule 4.23 lists for each of the two (2) years ending December 31, 2010 and December 31, 2009, and for the year-to-date period ended as of the Interim Balance Sheet Date, the names of the respective direct customers of the Acquired Companies that were, in the aggregate, the ten (10) largest direct customers in terms of dollar value of products or services, or both, sold by each Acquired Company (the “Major Customers”). Schedule 4.23 also lists for each such applicable period, the names of the respective suppliers that were, in the aggregate, the ten (10) largest suppliers in terms of dollar value of products or services, or both, to each Acquired Company (“Major Suppliers”). Except as set forth in Schedule 4.23, no Major Customer or Major Supplier has given any Acquired Company written notice terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of, any Applicable Contract or relationship with any Acquired Company or threatening to take any of such actions, and, to the Knowledge of the Company, no Major Customer or Major Supplier intends to do so. To the Knowledge of the Company, there is no reason why any customer or supplier would be unable or unwilling to continue its relationship with the Acquired Companies. No Related Person of any of the Acquired Companies has any direct or indirect interest in or substantial control over any supplier, customer, lessee or lessor, or in any other Person with whom the Acquired Companies do a material amount of business. Except as set forth on Schedule 4.23, none of the Acquired Companies has or utilizes any rebate, bonus, sales allowance, trip allowance, price discount, promotional discount, incentive or similar programs payable to or benefiting customers of the Acquired Companies in connection with such customers’ purchases from any of the Acquired Companies, and no customer of the Acquired Companies currently claims or is entitled to claim any consideration or benefit under any such programs.

Section 4.24 Product Liability; Warranties; Certifications

(a) Schedule 4.24(a) sets forth the product liability claims loss experience for personal injury or damage to property of each Acquired Company, by each claim and claim amount, since December 31, 2008. Other than as described on such Schedule, since December 31, 2008, there has been no claim, notice of claim, demand, investigation or other indication received by the Acquired Companies concerning potential or alleged product liability for personal injury or damage to property, or any product safety issue concerning any product manufactured, distributed or sold by the Acquired Companies.

(b) The Acquired Companies have provided Buyer with a copy of all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind any Acquired Company (a “Product Warranty”) in connection with any products manufactured or sold by any Acquired Company and no product manufactured or sold by any Acquired Company is subject to a Product Warranty beyond the applicable standard terms and conditions of sale or lease set forth therein or imposed by law.

(c) Schedule 4.24(c) contains a list of all customer and other mandatory requirements, approvals or product, quality or facility certifications applicable to the Acquired Companies, their products, their processes or their facilities (the “Certifications”), and the Acquired Companies have provided copies of all such Certifications to Buyer. All products produced by the Acquired Companies prior to Closing comply with all Legal Requirements in all material respects and with all Certifications in all material respects.

Section 4.25 Brokers or Finders

No Acquired Company, and none of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the Contemplated Transactions, except for fees payable to Lazard Frères & Co. LLC, which fees will be paid by the Sellers out of the Purchase Price and for which neither Buyer nor the Acquired Companies will have any liability.

Section 4.26 Disclosure

No representation or warranty made by the Company in this Agreement, the Disclosure Schedules, any supplement to the Disclosure Schedules or the certificate delivered pursuant to Section 9.3, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not materially misleading.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers and the Company as follows:

Section 5.1 Organization and Good Standing

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri.

Section 5.2 Enforceability and Authority; No Conflict

(a) The execution, delivery, and performance by Buyer of this Agreement and Buyer’s Closing Documents have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and (assuming the valid execution and delivery by the other parties thereto) constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights or debtors’ obligations and to principles of equity. Upon execution and delivery of Buyer’s Closing Documents by Buyer, each of Buyer’s Closing Documents (assuming the valid execution and delivery by the other parties thereto) will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights or debtors’ obligations and to principles of equity. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer’s Closing Documents and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b) Except as set forth in Schedule 5.2(b), neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any Contemplated Transaction by Buyer will:

(i) contravene, conflict with, or violate (A) any Organizational Document of Buyer, or (B) any resolution adopted by the board of directors or the shareholders of Buyer;

(ii) contravene, conflict with, or violate, or give any Governmental Body or other Person the right to challenge any Contemplated Transaction (except in connection or in compliance with the Antitrust Laws), or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any assets owned or used by Buyer, is subject; or

(iii) Breach, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel or terminate, any Contract to which Buyer is a party.

(c) Except as set forth in Schedule 5.2(c), and except in connection or in compliance with the Antitrust Laws or applicable state and federal securities laws, Buyer is not required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any Contemplated Transaction.

Section 5.3 Investment Intent

Buyer is acquiring the Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

Section 5.4 Certain Proceedings

There is no Proceeding pending against Buyer that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any Contemplated Transaction. To Buyer’s Knowledge, no such Proceeding has been threatened.

Section 5.5 Brokers or Finders

Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee, agent’s commission, or other similar payment in connection with this Agreement or the Contemplated Transactions.

ARTICLE 6. COVENANTS OF SELLERS PRIOR TO CLOSING DATE

Section 6.1 Access and Investigation

Prior to the Closing Date, and upon reasonable notice from Buyer, Sellers shall, and shall cause each Acquired Company to, (a) afford Buyer and its Representatives reasonable access, during regular business hours, to each Acquired Company’s management personnel, assets, properties, Facilities, Applicable Contracts, and Records, (b) permit Buyer and its operations, real estate, environmental and other Representatives reasonably to conduct site visits to the Facilities during regular business hours, subject to the participation of a Representative designated by the Sellers’ Representative, (c) furnish Buyer and its Representatives with access to copies of all Applicable Contracts and Records as Buyer may reasonably request, and (d) furnish to Buyer, within five (5) days after the same become available after the end of each month after the date hereof a copy of the Acquired Companies’ internally prepared statement of operations.

Section 6.2 Operation of the Businesses of the Acquired Companies

Prior to the Closing Date, Sellers shall cause each Acquired Company to:

(a) except with the prior consent of Buyer (which consent shall not unreasonable be withheld, conditioned or delayed), conduct the business of such Acquired Company only in the Ordinary Course of Business (provided, however, that the declaration and payment of cash distributions to holders of Interests shall not require any consent of Buyer whether or not in the Ordinary Course of Business);

(b) use its reasonable efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the officers, employees, and agents of such Acquired Company, and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

(c) comply with all Legal Requirements applicable to, and all Applicable Contracts of, such Acquired Company;

(d) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify, or terminate any Employee Plan and, except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan;

(e) maintain the books and records of such Acquired Company consistent with past practice; and

(f) not take any other action that would cause a breach of the representations and warranties set forth in Section 4.15.

Section 6.3 Filings and Notifications; Cooperation

As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Legal Requirements, Sellers shall, and shall cause each Acquired Company and each of their Related Persons to, make all filings and notifications required by Legal Requirements to be made by them in connection with the Contemplated Transactions (including all filings under the HSR Act). Sellers shall, and shall cause each Acquired Company and each of their Related Persons to, reasonably cooperate with Buyer, its Related Persons, and their respective Representatives (a) with respect to all filings and notifications that Buyer or its Related Persons shall be required by Legal Requirements to make in connection with the Contemplated Transactions, (b) in identifying and obtaining the Governmental Authorizations required by Buyer to own and operate each Acquired Company from and after the Closing Date, and (c) in obtaining all Material Consents (including taking all actions reasonably requested by Buyer to cause early termination of any applicable waiting period under the HSR Act); provided, however, that Sellers shall not be required to cause any Acquired Company to dispose of, or make any change to, its business, or incur any other material obligation in order to comply with this Section 6.3.

Section 6.4 Notice

(a) Prior to the Closing Date, Sellers, upon becoming aware thereof, shall promptly provide notice to Buyer of any Breach of any representation or warranty of Sellers. No such notice will be deemed to have cured any Breach of any representation or warranty or affect any right or remedy of Buyer under this Agreement.

(b) Prior to the Closing Date, Sellers, upon becoming aware thereof, shall promptly provide notice to Buyer of any Breach of any covenant of Sellers in this Article 6.

Section 6.5 Payment of Indebtedness by Related Persons

Each Seller shall cause all indebtedness owed to an Acquired Company by such Seller or any Related Person of such Seller to be paid in full prior to Closing.

Section 6.6 Reasonable Efforts

Sellers shall use reasonable efforts to cause the conditions in Article 9 to be satisfied.

Section 6.7 Exclusivity

Between the date hereof and the earlier of Closing or Termination, neither the Sellers, the Acquired Companies or any of their respective Related Persons or Representatives will directly or indirectly solicit, initiate or encourage the submission of a proposal, or participate in any discussions or negotiations, or provide any information regarding a Prohibited Disposition with or to any Person other than Buyer and its Representatives. A “Prohibited Disposition” means any disposition of any of the Acquired Companies’ assets or businesses (other than in the Ordinary Course of Business), whether structured as an asset sale, a sale of equity interests, a merger or otherwise, or any similar transaction which would result in a change in control of the Company.

ARTICLE 7. COVENANTS OF BUYER PRIOR TO CLOSING DATE

Section 7.1 Filings and Notifications; Cooperation

As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Legal Requirements, Buyer shall, and shall cause each of its Related Persons to, make all filings and notifications required by Legal Requirements to be made by them in connection with the Contemplated Transactions (provided that all filings by Buyer under the HSR Act shall be made contemporaneously with the signing of this Agreement). Buyer shall, and shall cause each of its Related Persons to, reasonably cooperate with Sellers, each Acquired Company, their Related Persons and their respective Representatives (a) with respect to all filings and notifications that any Seller, any Acquired Company, or their Related Persons shall be required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) in obtaining all Material Consents; provided, however, that Buyer shall not be required to dispose of, or make any change to, its business, or incur any other material obligation in order to comply with this Section 7.1.

Section 7.2 Notice

(a) Prior to the Closing Date, Buyer shall, upon becoming aware thereof, promptly provide notice to Sellers of any Breach of any representation or warranty of Buyer. No such notice will be deemed to have cured any Breach of any representation or warranty or affect any right or remedy of Sellers under this Agreement.

(b) Prior to the Closing Date, Buyer shall, upon becoming aware thereof, provide notice to Sellers of any Breach of any covenant of Buyer in this Article 7.

Section 7.3 Reasonable Efforts

Buyer shall use its reasonable efforts to cause the conditions in Article 10 to be satisfied.

ARTICLE 8. CERTAIN OTHER COVENANTS

Section 8.1 Cooperation and Proceedings; Access to Records

(a) After the Closing, Sellers and Buyer shall reasonably cooperate with each other and their respective counsel (at the requesting party’s expense) and make themselves, the Acquired Companies and their Representatives reasonably available to the other in connection with the institution or defense of any Proceeding (other than a Proceeding in which the parties are adverse), whether existing, threatened, or anticipated, involving or relating to the Contemplated Transactions, Buyer, any Seller, or any Acquired Company, including providing testimony, Records, and other information; subject to receipt of a confidentiality agreement in form and substance reasonably satisfactory to the non-requesting party and subject to their rights and obligations respecting maintenance of privileges and confidences.

(b) Sellers and Buyer will make available to the other any Records in the nonrequesting party’s custody or control for the purpose of preparing any financial statement or Tax Return or preparing for or defending any tax-related examination of the requesting party or any Acquired Company by any Governmental Body. The party requesting such Records will reimburse the nonrequesting party for the reasonable out-of-pocket costs and expenses incurred by the nonrequesting party. The nonrequesting party will afford access to such Records during normal business hours, upon reasonable advance notice given by the requesting party, and subject to such reasonable limitations as the nonrequesting party may impose to protect (or delete) confidential, competitively sensitive or privileged information.

Section 8.2 Certain Tax Matters

(a) Acknowledgement by Buyer and Sellers. The Buyer acknowledges that for federal, state and local income Tax purposes (i) the Company is treated as though it were a

“partnership” and WPT and Valley are treated as “disregarded entities” and (ii) under Revenue Ruling 99-6, because all of the Interests in Company will be acquired by Buyer at the Closing, (A) the deemed “partnership” will terminate immediately after the purchase, (B) the deemed “partnership” tax year will end on the Closing Date, (C) the Sellers will be deemed to have sold interests in a partnership, and (D) the Buyer will be deemed to have purchased the assets of the of the Acquired Companies.

(b) Responsibility for Preparing and Filing Tax Returns and Paying Certain Taxes. Sellers shall prepare or cause to be prepared and filed all federal, state and local Tax Returns of Company, WPT and Valley for all tax years ending on or before the Closing Date. Company and Buyer shall prepare or cause to be prepared and file or cause to be filed all federal, state and local Tax Returns for tax years beginning and ending after the Closing Date, if any, as well as all Tax Returns for tax periods (“Straddle Periods”) which include a period beginning before and ending after the Closing Date. Buyer acknowledges that the Company, WPT and Valley are not subject to federal, state or local income Tax. Sellers shall pay all Taxes of the Company, WPT and Valley for all taxable periods ending on or before the Closing Date and for the portion through the end of the Closing Date for any taxable period that includes (but ends after) the Closing Date (“Pre-Closing Tax Period”), except to the extent that such Taxes have been reflected in the Financial Statements, have been accrued on the books of an Acquired Company or are taken into account in the calculation of the Closing Date Working Capital. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales or payroll of an Acquired Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Acquired Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Sellers’ share of Straddle Period Taxes shall be paid by distribution out of the Escrow Funds only.

(c) Consistent Reporting Positions. Buyer and Sellers acknowledge that the transactions contemplated hereby are treated on the Sellers’ side as a sale of partnership interests in an entity classified as a partnership and treated on the Buyer’s side as an acquisition of assets to which Code Section 1060 applies. For the purposes of allocating income to the period ending on the Closing Date and for the purposes of determining the amount of capital gain or of ordinary income under Section 751 of the Code experienced by Sellers on the sale of the Interests to Buyer and, on the Buyer’s side, for the purposes of allocating consideration among the assets, Buyer and Sellers agree as follows:

(i) For the purposes of determining income or loss realized by Sellers on the sale of Interests with respect to “Section 751 Property” as outlined in Treasury Regulation §1.751-1, the fair market value of each item of property, other than Section 197 intangibles, shall be valued as set forth on Schedule 8.2(c)(i);

(ii) Consistent with this Section 8.2(c), the Company shall prepare and delivery to Sellers for Sellers approval, the statement required by Treasury Regulations §1.751-1(a)(3). The Company shall attach to its Tax Return for the year ending on the Closing Date IRS

Form 8308 entitled “Report of Sale or Exchange of Certain Partnership Interests” in the form approved by Sellers;

(iii) Sellers’ distributive share of income, gain, loss and deductions for the tax year ending on the Closing Date shall be determined on the basis of a closing of the books as of the Closing Date;

(iv) All EAR Payments (whether paid before, at or after Closing) and all compensation consisting of regularly scheduled payments of salaries, wages and other compensation with respect to periods to and including the Closing Date (but excluding other incentive compensation not yet due, bonuses not yet due, severance or similar payments) paid or payable to employees of Company, WPT and Valley shall be deemed accrued and paid immediately before the Closing Date and shall be deducted on the final return of the Company for the sole benefit of the Sellers; and

(v) Consistent with the foregoing, Buyer (but not Sellers) shall file IRS Form 8594 and amendment thereto showing that the entire consideration paid for or in respect of the Interests is allocated to the assets of Company consistent with the following principals: (A) as set forth in Treasury Regulations §1.338-6 and §1.1060-1, all Class I assets, Class II assets (if any), Class III assets, Class IV assets and all Class V assets shall be valued as set forth on Schedule 8.2(c)(i), (B) all Class VI assets shall be valued at $500,000, and (C) the balance of the consideration will be allocated to Class VII assets.

(vi) Neither Buyer nor Sellers shall take Tax Return reporting positions inconsistent with this Section 8.2.

(d) Transfer Taxes. Except as otherwise provided herein, all transfer, documentary, sales, use, stamp, registration or other Taxes arising out of or incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer.

Section 8.3 Director and Officer Liability

(a) Buyer and the Company agree that all rights to exculpation or indemnification arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Closing now existing in favor of the current or former directors, officers, managers, members or employees (each a “Covered Person”) of the Company and the Subsidiaries as provided in their respective Organizational Documents shall survive the Closing and shall continue in full force and effect in accordance with their terms. For a period of not less than six (6) years from the Closing, Buyer shall cause the Company to, and the Company shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and the Subsidiary’s Organizational Documents in effect as of the date of this Agreement or in any indemnification agreements of the Company or the Subsidiaries with any of their respective directors, officers, managers, members or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions after the Closing in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Closing were current or former directors, officers, managers, members or employees of the Company or the Subsidiaries; provided that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such proceeding. Each Covered Person shall be deemed to be an intended third party beneficiary of this Section 8.3.

(b) The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each Covered Person, his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Buyer and the Company and shall not be amended in a manner that is adverse to any Person indemnified pursuant to this Section 8.3 (including their successors, assigns and heirs) without the consent of such indemnified Person (including the successors, assigns and heirs) affected thereby.

(c) The rights of each indemnified Person under this Section 8.3 shall be in addition to any rights such Covered Person may have under the Organizational Documents of the Company or the Subsidiaries, or under any applicable indemnification agreements or Legal Requirements.

(d) Notwithstanding the foregoing or anything herein to the contrary, in no event shall Buyer or any Acquired Company have any obligation to indemnify any current or former directors, officers, managers, members or employees with respect to claims of the Sellers or the EAR holders arising out of or relating to this Agreement.

Section 8.4 Non-Solicitation; Non-Competition

(a) During the Restricted Period, except with the prior written consent of Buyer, Tinicum shall not, and shall cause any Tinicum Related Person under Tinicum’s actual direct control (which, for purposes of this Section 8.4, shall mean a Related Person of which Tinicum owns a majority of the voting equity securities or for which Tinicum has the right to appoint a majority of the board of directors (or other similar governing body)) not to: (i) hire away any salaried or management employee of any Acquired Company while such employee is employed by an Acquired Company or for a period of twelve (12) months thereafter, whether or not such employee would be in breach of an employment contract in leaving the service of the employing Acquired Company, provided that the foregoing shall not prohibit or restrict Tinicum or any such controlled Related Person from conducting general solicitations or advertisements for or relating to employment; (ii) engage in the Business in competition with the Acquired Companies.

(b) As used herein, the term “Business” shall mean any part of the business engaged in by the Acquired Companies on the date hereof consisting of the design, manufacture or sale of (i) large diameter, thin-walled welded titanium, nickel, aluminum and stainless steel tubing for any of the following applications (x) aerospace ducting applications, (y) industrial applications limited to pump housings, diamond packing, computer chip manufacturing equipment and life support systems, or (z) other applications limited to instrumentation housings for oil and gas, solar collectors and mechanical actuators; or (ii) large diameter, thin-walled welded tubing products for use in commercial and military aerospace applications limited to environmental ducting, anti-icing tubing, actuator tubes for flight control surfaces, thrust reverser links, door locks, bleed air ducting and struts.

(c) As used herein, the term “Restricted Period” shall mean the period of five (5) years immediately following the Closing Date.

(d) For the avoidance of doubt, the prohibition against competition in the Business contemplated in this Section 8.4 shall not include or extend to engaging in business(es) that use, employ or incorporate large-diameter thin-walled welded tubing of any kind or type in the manufacture of systems, components, assemblies or products for any application.

(e) Tinicum has reviewed the scope and duration of the covenants contained in this Section 8.4 and agrees that they are reasonable and necessary to protect Buyer. However, the parties agree that if any of the covenants in this Section 8.4 is found to be unenforceable due to restrictions unreasonable in scope, duration or otherwise, then any arbitration panel or court in an appropriate forum having jurisdiction may reform this Section 8.4 so that the restrictions in it are reasonable and enforceable. Tinicum acknowledges and agrees that monetary damages may be insufficient to remedy any breach of the covenants set forth in this Section 8.4 and that Buyer shall be entitled to seek injunctive relief for any Breach of such covenants without the necessity of posting a bond or proving actual damages, and Buyer shall be entitled to all other remedies available at law or in equity to prevent any Breach of such covenants.

Section 8.5 Return of Confidential Information; Confidentiality

After closing, the Sellers and their Representatives will make an appropriate written request or direction to any Third Person that entered into a confidentiality agreement in connection with the Contemplated Transactions, to return to the Company or destroy all confidential information received thereunder. Each Seller and EAR holder further agrees (for itself and its Representative and affiliates; provided that with respect to Tinicum such affiliates will be limited to Tinicum Related Person under Tinicum’s actual direct control, as described in Section 8.4) not to disclose or use any confidential information of the Acquired Companies in any manner. The restrictions in the preceding sentence shall not apply to any information that is or becomes generally available to the public other than as a result of disclosure by any Seller or EAR holder (or their respective Representatives or affiliates) in breach of this provision, or which is disclosed to a Seller or EAR holder (or their respective Representatives or affiliates) by a Third Party not subject to a confidentiality obligation with respect to such information. Notwithstanding the foregoing, the Sellers and EAR holders may disclose and discuss confidential information as required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that if any of the Sellers or EAR holders becomes legally compelled to disclose all or any portion of the confidential information, such Seller or EAR holders shall provide Buyer with prompt notice thereof, so that Buyer may seek a protective order or other appropriate remedy. The Sellers acknowledge and agree that monetary damages may be insufficient to remedy any breach of the covenants set forth in this Section 8.5 and that Buyer shall be entitled to seek injunctive relief for any Breach of such covenants without the necessity of posting a bond or proving actual damages, and Buyer shall be entitled to all other remedies available at law or in equity to prevent any Breach of such covenants.

Section 8.6 Releases

(a) Provided that Closing hereunder occurs, each Seller and EAR holder hereby releases and forever discharges Buyer and the Acquired Companies, and each of them, of and from any and all actions, suits, demands, claims and other obligations of whatever kind, known or unknown, arising from or caused by any occurrence, act or omission whatsoever, arising or existing at any time to and including the Closing Date; provided, however, that the release set forth in this Section 8.6(a) shall not extend or apply to claims (i) relating to matters referred to in Section 8.3 (if applicable to such Seller or EAR holder), or (ii) with respect to Buyer only, arising under or relating to this Agreement, the Escrow Agreement or the Contemplated Transactions (which claims shall be subject to applicable limitations on the amount or type of remedies available hereunder), or (iii) any employment agreement or Employee Plan (if applicable to such Seller or EAR holder).

(b) Provided that Closing hereunder occurs, Buyer and each of the Acquired Companies hereby release and forever discharge the Sellers and EAR holders, and each of them, of and from any and all actions, suits, demands, claims and other obligations of whatever kind, known or unknown, arising from or caused by any occurrence, act or omission whatsoever, arising or existing at any time to and including the Closing Date; provided, however, that the release set forth in this Section 8.6(b) shall not extend or apply to claims arising under or relating to this Agreement, the Escrow Agreement or the Contemplated Transactions (which claims shall be subject to applicable limitations on the amount or type of remedies available hereunder).

(c) For the avoidance of doubt, other than with respect to actual fraud, it is the intent of the parties that any claims between Buyer, the Sellers and the EAR holders arising under or relating to this Agreement, the Escrow Agreement or the Contemplated Transactions shall be brought directly against each other in such capacities and in accordance with the terms, conditions and limitations of this Agreement (including applicable limitations on the amount or type of remedies available hereunder), and that the parties shall not make such claims against the Acquired Companies or their individual officers, directors, managers or employees. Without limiting the generality of the foregoing, the Sellers and EAR holders waive, discharge and release, effective as of Closing, any rights or claims they may have against the Acquired Companies arising out of or relating to any alleged inaccuracy or falsity of any representation or warranty of the Acquired Companies, or breach by the Acquired Companies of any pre-Closing covenant under this Agreement, and any rights or claims they may have against the Acquired Companies arising out of or relating to the Interests or the EARs.

ARTICLE 9. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligations to purchase the Interests and to take the other actions required pursuant to this Agreement to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Buyer):

Section 9.1 Accuracy of Sellers’ and the Company’s Representations

Each of Sellers’ and the Company’s representations and warranties in this Agreement will have been accurate in all material respects (except for representations and warranties which are qualified by materiality, which shall be accurate in all respects) as of the date of this Agreement and will be accurate in all material respects (except for representations and warranties which are qualified by materiality, which shall be accurate in all respects) as of the Closing Date as if then made, subject to the Disclosure Schedules.

Section 9.2 Performance

The covenants and obligations that Sellers or the Acquired Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with in all material respects.

Section 9.3 Bring Down Certificate

Buyer will have received a certificate executed by Sellers’ Representative (acting for and on behalf of the Sellers as contemplated herein) and a certificate executed by the Company confirming (a) the accuracy of their respective representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 9.1, (b) the performance of and compliance with their respective covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 9.2 and (c) the lack of any Proceeding in accordance with Section 9.7, (d) the lack of any asserted claim or known threatened claim by any Third Party in accordance with Section 9.8 and (e) the lack of any Material Adverse Change in accordance with Section 9.10.

Section 9.4 Consents

Each of the Consents identified in Schedule 9.4 (the “Material Consents”) will have been obtained in form and substance reasonably satisfactory to Buyer and will be in full force and effect. Copies of the Material Consents will have been delivered to Buyer.

Section 9.5 Governmental Authorizations

Buyer will have received such Governmental Authorizations (including HSR Act clearance) as are necessary to allow Buyer to acquire and own the Interests at Closing.

Section 9.6 Additional Documents

Each of the items to be delivered pursuant to Section 2.4(a) and each of the other documents reasonably requested by Buyer for the purpose of facilitating the consummation of the Contemplated Transactions in form and substance reasonably satisfactory to Buyer, will have been delivered (or tendered subject only to Closing) to Buyer.

Section 9.7 No Proceedings

Since the date of this Agreement, there will not have been commenced or threatened in writing against Buyer any Proceeding (a) involving any challenge to, or seeking relief (monetary or otherwise) in connection with, any Contemplated Transaction, or (b) that would have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any Contemplated Transaction.

Section 9.8 No Claim Regarding Ownership

There will not have been made or threatened in writing by any Third Party any claim asserting that such Third Party is the holder or the beneficial owner of any Equity Security of any Acquired Company.

Section 9.9 No Conflict

Neither the consummation nor the performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or violate, or cause Buyer to suffer any adverse consequence under, any applicable Legal Requirement or Order.

Section 9.10 No Material Adverse Change

Since the date of this Agreement, the Acquired Companies shall not have suffered any Material Adverse Change.

ARTICLE 10. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS TO CLOSE

Sellers’ obligations to sell the Interests and to take the other actions required pursuant to this Agreement to be taken by Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Sellers’ Representative):

Section 10.1 Accuracy of Buyer’s Representations

Each of Buyer’s representations and warranties in this Agreement will have been accurate in all material respects as of the date of this Agreement and will be accurate in all material respects as of the Closing Date as if then made.

Section 10.2 Buyer’s Performance

The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with in all material respects.

Section 10.3 Bring Down Certificate

Sellers’ Representative will have received a certificate executed by Buyer confirming (a) the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 10.1, and (b) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 10.2.

Section 10.4 Material Consents

Each of the Material Consents will have been obtained in form and substance reasonably satisfactory to Sellers’ Representative and will be in full force and effect. Copies of such Consents will have been delivered to Sellers’ Representative.

Section 10.5 Governmental Authorizations

Sellers will have received such Governmental Authorizations (including HSR Act clearance) as are necessary to allow Sellers to sell and transfer the Interests to Buyer at Closing.

Section 10.6 Additional Documents

Each of the items to be delivered pursuant to Section 2.4(b) and each of the other documents reasonably requested by the Sellers’ Representative for the purpose of facilitating the consummation of the Contemplated Transactions in form and substance reasonably satisfactory to Sellers’ Representative, will have been delivered (or tendered subject only to Closing) to Sellers’ Representative.

Section 10.7 No Legal Prohibition

There will not be in effect any Legal Requirement or Order that prohibits the sale of the Interests by Sellers to Buyer or the consummation of any of the other Contemplated Transactions.

ARTICLE 11. TERMINATION

Section 11.1 Termination Events

Subject to Section 11.2, by notice given prior to or at the Closing, this Agreement may be terminated as follows:

(a) by mutual consent of Buyer and Sellers;

(b) by Buyer if a material Breach of any representation or warranty contained in this Agreement has been committed by Sellers or the Company and such Breach remains uncured more than thirty (30) days following notice thereof to the breaching party;

(c) by Sellers if a material Breach of any representation or warranty contained in this Agreement has been committed by Buyer and such Breach remains uncured more than thirty (30) days following notice thereof to the breaching party;

(d) by Buyer if any condition in Article 9 by the End Date remains unsatisfied or if satisfaction thereof becomes impossible (in either event, other than through the failure of Buyer to comply with its obligations under this Agreement);

(e) by Sellers if any condition in Article 10 by the End Date remains unsatisfied or if satisfaction thereof becomes impossible (in either event, other than through the failure of any Seller to comply with its obligations under this Agreement);

(f) by Buyer if the Closing has not occurred on or before the End Date, unless Buyer is in material Breach of this Agreement; or

(g) by Sellers if the Closing has not occurred on or before the End Date, unless Sellers are in material Breach of this Agreement.

Section 11.2 Effect of Termination

Each party’s right of termination under Section 11.1 is in addition to any other right it may have under this Agreement or otherwise, and the exercise of a party’s right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 11.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 11.2 and Article 13 will survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any party from any liability for any Breach of this Agreement occurring prior to termination.

ARTICLE 12. INDEMNIFICATION; PAYMENT; REIMBURSEMENT; REMEDIES

Section 12.1 Indemnification by Sellers

(a) Subject to Section 12.1(c) and, as relates to Excluded Environmental Matters, subject to Section 13.19(d), from and after the Closing, each Buyer Group Member shall be entitled to indemnification from the Sellers (and, except as specifically provided in Section 12.1(c)(ii) with respect to claims for Breaches of certain warranties or inaccuracies of representations, only from and to the extent of the Escrow Funds) with respect to any and all Losses incurred by such Buyer Group Member in connection with or arising from:

(i) any Breach of any warranty or the inaccuracy of any representations contained in Article 3 or Article 4 of this Agreement;

(ii) any Breach by any Seller of, or failure by any Seller to perform, any of its respective covenants or obligations contained in this Agreement;

(iii) any Breach by the Company of, or failure by the Company to perform, any of its covenants or obligations contained in this Agreement that is required to be performed in its entirety at or prior to the Closing; and

(iv) any claim by Lazard Frères & Co. LLC (or any of its affiliates, successors or assigns) against Buyer or any of the Acquired Companies arising out of or relating to the Contemplated Transactions;

provided, however, that, subject to Section 12.1(c):

(w) the Buyer Group Members shall be entitled to indemnification under clause (i) of this Section 12.1(a) only to the extent that the amount of Loss suffered by Buyer Group Members related to each individual claim exceeds $25,000 (it being understood that such $25,000 shall be a deductible for which no indemnification payment from the Escrow Funds shall be made);

(x) the Buyer Group Members shall be entitled to indemnification under clause (i) of this Section 12.1(a) only to the extent that the aggregate amount of such Losses (other than Losses excluded by clause (w) above) exceeds $1,000,000 (it being understood that such $1,000,000 shall be a deductible for which no indemnification payment from the Escrow Funds shall be made); and

(y) the aggregate amount to which the Buyer Group Members may be entitled to indemnification under clause (i) of this Section 12.1(a) for or in respect of all claims and otherwise shall not exceed the Escrow Funds.

The limitations contained in provisos (w), (x) and (y) to this Section 12.1(a) shall not apply to actual fraud or Losses sustained by Buyer caused by:

(1) a Breach of the representations and warranties (subject to and taking into account the Disclosure Schedules) contained in Section 4.10; or

(2) a Breach of the representations and warranties contained in Section 3.2 or Sections 4.3(a), 4.3(b) and 4.3(d) that results in (1) a failure by a Seller to transfer to Buyer good and valid title to any of the Interests owned by such Seller free and clear of all Encumbrances (other than generally applicable restrictions and limitations arising under applicable securities laws), (2) a failure of the Sellers to transfer Interests to Buyer hereunder constituting one hundred percent (100%) of the equity interests in the Company, (3) a failure of the Company to own one hundred percent (100%) of the equity interests in WPT and Valley, or (4) from and after the Closing, the continued existence of any pre-closing EARs or other equity-based rights held by any Third Party with respect to the Acquired Companies.

(b) The representations and warranties of the Sellers and the Company shall merge with and terminate upon consummation of the Closing. However, the indemnification obligations of the Sellers on account of a Breach thereof and the right of Buyer Group Members to assert a claim therefor shall survive Closing as set forth in this Section 12.1(b), namely:

(i) the right of the Buyer Group Members to assert a claim for actual fraud, or for indemnification on account of a Breach of the representations and warranties contained in Section 3.2 and Sections 4.3(a), 4.3(b) and 4.3(d) that results in (1) a failure by a Seller to transfer to Buyer good and valid title to any of the Interests owned by such Seller free and clear of all Encumbrances (other than generally applicable restrictions and limitations arising under applicable securities laws), (2) a failure of the Sellers to transfer Interests to Buyer hereunder constituting one hundred percent (100%) of the equity interests in the Company, (3) a failure of the Company to own one hundred percent (100%) of the equity interests in WPT and Valley, or (4) from and after the Closing, the continued existence of any pre-closing EARs or other equity-based rights held by any Third Party with respect to the Acquired Companies, shall survive indefinitely;

(ii) the right of the Buyer Group Members to assert a claim for indemnification on account of a Breach of the representations and warranties contained in Section 4.10 shall survive for a period equal to the applicable statute of limitations plus sixty (60) days; and

(iii) the right of the Buyer Group Members to assert a claim for indemnification on account of any other Breach or matter as to the representations and warranties of the Sellers and the Company shall survive for a period of eighteen (18) months following the Closing Date;

except that the indemnification by the Sellers shall continue as to any Losses of which any Buyer Group Member has validly given a Claim Notice to the Sellers’ Representative in accordance with the requirements of Section 12.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 12.1(b), as to which the obligation of the Sellers shall continue solely with respect to the specific matters and Losses in such Claim Notice until the liability of the Sellers shall have been determined pursuant to this Article 12, and such liability shall have been satisfied in accordance with, and subject to the limitations of, this Article 12.

(c)      (i) Except as provided in clause (ii) of this Section 12.1(c), all claims for Losses for which Buyer Group Members are determined to be entitled to indemnification pursuant to clause (i) of Section 12.1(a) shall be satisfied and paid solely from the funds of the Escrow Funds pursuant to the terms of the Escrow Agreement, and Sellers shall have no liability or obligation to Buyer, any other Buyer Group Members or any other Person for or in respect of this Agreement or otherwise (except to the extent of amounts, if any, remaining in the Escrow Funds).

(ii) The limitation contained above in clause (i) of this Section 12.1(c) shall not apply to Losses caused by actual fraud or Losses caused by a Breach of Section 3.2, Section 4.3(a), Section 4.3(b), Section 4.3(d) or Section 4.10 for which Buyer Group Members are determined to be entitled to indemnification pursuant to this Section 12.1 (the “Fundamental Losses”). With respect to any Fundamental Losses, Buyer shall have the option to (a) immediately pursue payment of such Fundamental Losses from the Escrow Funds, or (b) delay payment of Fundamental Losses from the Escrow Funds until the release date of the Escrow

Funds, in which case payment of any indemnified Losses of Buyer under Section 12.1(a)(i) and which are not Fundamental Losses shall be given priority of payment from the Escrow Funds.

Section 12.2 Indemnification by Buyer

(a) From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses incurred by such Seller Group Member in connection with or arising from:

(i) any Breach of any warranty or the inaccuracy of any representation of Buyer contained in Article 5;

(ii) any Breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement; and

(iii) the conduct of the business or the operations of the Acquired Companies following the Closing Date.

(b) The indemnification provided for in Section 12.2(a)(i) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 12.2(a)(i) thereafter), except that the indemnification by Buyer shall continue as to any Losses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 12.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 12.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters and Losses in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article 12, and such liability shall have been satisfied in accordance with, and subject to the limitations of, this Article 12.

Section 12.3 Notice of Claims

Any Person seeking indemnification hereunder (the “Indemnified Person”) shall give promptly to the party obligated to provide indemnification (the “Indemnitor”) to such Indemnified Person a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a specific reference to the provision(s) of this Agreement or any other agreement, document or instrument executed pursuant hereto upon which such claim is based. It is agreed and understood that, in accordance with Section 13.5, Sellers’ Representative shall (i) receive all Claim Notices that seek indemnification hereunder from Sellers in accordance with Section 12.1 and (ii) provide all Claim Notices that seek indemnification hereunder from Buyer, and thereafter Sellers’ Representative shall have full authority to prosecute, defend, settle, compromise or take any other action for or on behalf of Sellers with respect to any such claim and Claim Notice.

Section 12.4 Resolution of Indemnifiable Claims

After the giving of any Claim Notice pursuant to Section 12.3, the amount of indemnification to which an Indemnified Person shall be entitled under this Article 12 shall be determined: (i) by the written agreement between the Indemnified Person and the Indemnitor; (ii) by a final judgment or decree of a court of competent jurisdiction; or (iii) by any other means to which the Indemnified Person and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Person shall have the burden of proof in establishing the amount of Losses suffered by it.

Section 12.5 Third Party Claims

(a) Any Person seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Third Party against the Indemnified Person shall notify the Indemnitor in writing, and in reasonable detail, of the Third Party claim within ten (10) days after receipt by such Indemnified Person of written notice of the Third Party claim. Thereafter, the Indemnified Person shall deliver to the Indemnitor, within five (5) days after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the Third Party claim. Any notice of a claim arising by reason of any of the representations, warranties, agreements or covenants contained in this Agreement shall refer to the provision of this Agreement upon which such claim is based and describe in reasonable detail the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. The failure to give notice as provided in this Section 12.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure.

(b) Subject to Section 12.5(c), the Indemnified Person shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Party claim against such Indemnified Person as to which indemnification will be sought by any Indemnified Person from any Indemnitor hereunder, and in any such case the Indemnitor shall reasonably cooperate in connection therewith; provided that: (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party claim as to which the Indemnified Person has so elected to conduct and control the defense thereof; and (ii) the Indemnified Person shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Party claim. Notwithstanding the foregoing, the Indemnified Person shall have the right to pay, settle or compromise any such Third Party claim without such consent, provided that in such event the Indemnified Person shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(c) If any Third Party claim against any Indemnified Person is solely for money damages, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Party claim against such Indemnified Person as to which indemnification will be sought by any Indemnified Person from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Person in respect thereof, and in any such case the Indemnified Person shall reasonably cooperate in connection therewith; provided that the Indemnified Person may participate, through counsel chosen by it and at its own expense, in the defense of any such Third

Party claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Person shall have the right to pay, settle or compromise any such Third Party claim, provided that in such event the Indemnified Person shall waive any right to indemnity therefor hereunder unless the Indemnified Person shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

Section 12.6 Determination of Indemnification Amounts

(a) The existence of any Breach of any representation or warranty of the Sellers hereunder and the amount of any and all Losses under this Article 12 associated therewith shall be determined without regard to any materiality, Material Adverse Effect or other similar qualifications (except to the extent such qualifier is intended for the benefit of Buyer). For the avoidance of doubt, the representations and warranties set forth in Section 4.11 are for the benefit of Buyer and shall not be limited by this provision.

(b) The amount of any and all Losses under this Article 12 shall be determined net of (i) any Tax benefits reasonably expected to be realized by any Person seeking indemnification hereunder arising from the deductibility of any such Losses, and (ii) any amounts recovered or recoverable by the Indemnified Person under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses, less reasonable costs of collection. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Buyer shall have no right to assert any claims against the Escrow Funds with respect to any Losses that would have been covered by insurance had Buyer maintained (or caused the Company to maintain) for the benefit of the Company the same insurance coverage following the Closing that was in effect for the Company immediately prior to the Closing.

(c) Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

(d) In any case where an Indemnified Person recovers from Third Parties any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article 12, such Indemnified Person shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Person in respect of such matter, and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(e) If one or more Sellers (or Sellers’ Representative on behalf of all Sellers) are conducting any defense against a Third Party claim for which a Buyer Group Member has sought indemnification pursuant to Section 12.1, reasonable expenses incurred by such Seller or Sellers in connection therewith, including reasonable legal costs and expenses, shall constitute Losses for purposes of determining the maximum aggregate amount to be paid by such Seller or Sellers pursuant to Section 12.1.

(f) Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(g) Buyer shall have no right to indemnification under Section 12.1 with respect to any Loss or alleged Loss to the extent such Loss or the facts or matters giving rise to such Loss was or were taken into account or reflected in the Closing Date Working Capital or in any other adjustment to the Purchase Price.

(h) IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING UNDER ANY LEGAL OR EQUITABLE THEORY, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT ANY INDEMNIFIED PARTY HEREUNDER SHALL BE ENTITLED TO RECOVER ANY SUCH SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES TO THE EXTENT AWARDED IN CONNECTION WITH ANY THIRD PARTY INDEMNIFIED CLAIM HEREUNDER.

(i) To the extent that any fact, event or circumstance results in or constitutes a Breach of a representation or warranty of the Sellers or the Company hereunder which is subject to indemnification by the Sellers under Section 12.1(a)(i), and such fact, event or circumstance also results in a Breach of a covenant of the Sellers or the Company hereunder which is subject to indemnification by the Sellers under either or both of Section 12.1(a)(ii) and/or Section 12.1(a)(iii), Buyer shall be required to pursue any claim for indemnification hereunder as a Breach of a representation or warranty under Section 12.1(a)(i) hereunder.

Section 12.7 Exclusive Remedy

The parties acknowledge and agree, for themselves and for and on behalf of all other Buyer Group Members and Seller Group Members, respectively, that, from and after the Closing, its (and their) sole and exclusive remedy against the other party with respect to any and all rights, claims and causes of action that may be based upon, arise out of or relate (directly or indirectly) to the subject matter of this Agreement, any closing document, the negotiation, execution or performance of this Agreement or any closing document or the transactions contemplated thereby shall be limited to the indemnification provisions set forth in this Article 12, except with respect to actual fraud and except for injunctive relief or other equitable remedies available to Buyer with respect to the restrictive covenants of the Sellers hereunder. Except as otherwise provided herein with respect to (i) actual fraud, (ii) Fundamental Losses, (iii) Losses indemnified under Section 12.1(a)(ii), (iv) Losses indemnified under Section 12.1(a)(iii) and (v) Losses indemnified under Section 12.1(a)(iv), the Escrow Funds shall be the sole source of monetary recovery for any claim or Loss by Buyer Group Members under this Article 12 or otherwise. Except with respect to its (or their) rights under this Article 12, except with respect to actual fraud and except for injunctive relief or other equitable remedies available to Buyer with respect to the restrictive covenants of the Sellers hereunder, Buyer, for itself and for and on behalf of all other Buyer Group Members, hereby waives, from and after the Closing, to the fullest extent permitted under any applicable law, any and all rights, claims and causes of action that may be based upon, arise out of or relate (directly or indirectly) to the subject matter of this Agreement, the Contemplated Transactions, any Seller Closing Document, the negotiation, execution or performance of this Agreement or any Seller Closing Document or the transactions contemplated thereby, including those arising under or based upon any Legal Requirement. Without limiting the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

ARTICLE 13. MISCELLANEOUS

Section 13.1 Expenses

Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Contemplated Transactions, including all fees and expenses of its Representatives; provided, however, that Sellers shall be responsible to pay all such fees and expenses incurred by or on behalf of the Acquired Companies in connection with this Agreement and the Contemplated Transactions (and which shall be included within the Payoff Amount). Buyer will pay one-half and Sellers will pay one-half of (i) the HSR Act filing fee, and (ii) the fees and expenses of the Escrow Agent under the Escrow Agreement. The obligation of each party to bear its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

Section 13.2 Public Announcements

No public announcement, including any press release, communication to employees, customers, suppliers, or others having dealings with the Acquired Companies, or similar publicity with respect to this Agreement or any Contemplated Transaction, will be issued or made at any time, except in such manner and containing such content as Sellers’ Representatives and Buyer may approve and except as otherwise required by applicable Legal Requirements (including any Legal Requirements under applicable state and federal securities laws). Sellers and the Company agree that Buyer shall be entitled to make one or more press releases relating to the transactions contemplated by this Agreement (including without limitation a press release shortly after the signing of this Agreement and a press release shortly after the closing of the transactions contemplated hereby) and to make such filings under the securities laws as Buyer’s counsel determines are appropriate (including without limitation such filings on Forms 8-K, 10-Q and 10-K as Buyer reasonably believes are appropriate). Buyer agrees to give Sellers’ Representative a reasonable opportunity to review and comment on such press releases and filings in advance of their being released or filed with the SEC, as the case may be.

Section 13.3 Disclosure Schedules

Subject to Section 13.12, the Disclosure Schedules are an integral part of this Agreement and the representations and warranties set forth herein should be read in light of the matters reflected or referred to in the Disclosure Schedules, which supplement and modify such representations and warranties.

Section 13.4 Nature Of Sellers’ Obligations

Except as otherwise specifically provided in this Agreement (including with respect to Buyer’s ability to make claims against the Escrow Funds as provided herein), any and all liabilities and obligations of Sellers under or in respect of this Agreement are several and not joint or joint and several and are subject in all events to Section 12.7.

Section 13.5 Appointment of Sellers’ Representative

(a) Each Seller irrevocably constitutes and appoints William M. Shockley as his, her or its representative (the “Sellers’ Representative”) to act as such Seller’s true and lawful attorney-in-fact and agent, with full power and authority, and authorizes Sellers’ Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Seller might or could do in person, including as follows:

(i) to determine the time and place of the Closing, to calculate the payment of any and all amounts or funds payable hereunder (whether to the Sellers, the EAR holders or otherwise) and to instruct Buyer with respect to the payment of such amounts or funds, to determine whether the conditions to Closing set forth in Article 10 have been satisfied (or to waive such conditions), and to terminate this Agreement as provided in Section 11.1;

(ii) to take any and all action on behalf of Sellers from time to time as Sellers’ Representative may deem necessary or desirable in Sellers’ Representative’s sole and absolute discretion to fulfill the interests and purposes of this Section 13.5 and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;

(iii) to act on such Seller’s behalf in the absolute discretion of Sellers’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any waiver, certificate, amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement and any other document contemplated hereby;

(iv) to execute and deliver all notices required to be executed or delivered by Sellers;

(v) to receive all notices required to be delivered to Sellers;

(vi) to seek indemnification from Buyer under Article 12, including the right to prosecute, defend, settle, compromise or take any other action with respect to any claim related thereto;

(vii) to execute the Escrow Agreement and make all decisions required or allowed to be made by Sellers’ Representative pursuant to the provisions thereof (including the right to defend, settle, compromise or take any other action on behalf of Sellers with respect to any matter for which Buyer seeks indemnification under Section 12.1); and

(viii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, releases, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Agreement.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and shall not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Sellers’ Representative pursuant to this Section 13.5. Each Seller agrees that Sellers’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Sellers’ Representative in good faith, and each Seller shall indemnify and hold harmless Sellers’ Representative from, and shall pay to Sellers’ Representative the amount of, or reimburse Sellers’ Representative for, any Loss that Sellers’ Representative may suffer, sustain, or become subject to as a result of any such action or omission by Sellers’ Representative under or in respect of this Agreement.

(b) Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to effect all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that Sellers’ Representative may lawfully do or cause to be done by virtue hereof. Each Seller further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by Sellers’ Representative of any waiver, amendment, agreement, certificate or other documents executed by Sellers’ Representative pursuant to this Section 13.5, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents. Sellers’ Representative shall be entitled to reimbursement from Sellers for reasonable expenses incurred in connection with its duties hereunder. Sellers’ Representative shall be deemed to be an intended third party beneficiary of this Section 13.5.

(c) Liability of Sellers’ Representative Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller. Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by it hereunder or under any other document hereunder, or in connection therewith, except that Sellers’ Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. Sellers’ Representative shall not be liable to any Seller for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from the other Sellers any payment in excess of the amount to which they are determined to have been entitled. Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Each Seller acknowledges and agrees that Sellers’ Representative shall not be obligated to take any actions and shall be entitled to take such actions as Sellers’ Representative deems appropriate in such Sellers’ Representative’s sole discretion. Each Seller further agrees to indemnify and hold Sellers’ Representative harmless from and against any loss, liability or expense arising in connection with any act or omission as Sellers’ Representative, except for any liability imposed by law for gross negligence or willful misconduct.

(d) Reliance by Buyer Each Seller agrees that Buyer shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, William M. Shockley purporting to act as Sellers’ Representative under or pursuant to this Agreement or the Escrow Agreement or in connection with any of the Contemplated Transactions has been unconditionally authorized by Sellers to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and each Seller agrees not to institute any claim, lawsuit, arbitration or other proceeding against Buyer alleging that William M. Shockley did not have the authority to act as Sellers’ Representative on behalf of Sellers in connection with any such action, omission or execution. No modification or revocation of the power of attorney granted by Sellers herein to William M. Shockley to serve as Sellers’ Representative shall be effective as against Buyer until Buyer has received a document signed by all Sellers effecting said modification or revocation.

(e) EAR Holders Bound Each EAR holder shall be bound by the provisions of this Section 13.5 as if such EAR holder were a Seller hereunder.

Section 13.6 Further Assurances

The parties will (a) execute and deliver to each other such other documents, and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement, the Contemplated Transactions, and the documents to be delivered pursuant to this Agreement.

Section 13.7 Access to Records after Closing

For a period of six (6) years after the Closing Date, Sellers and their respective representatives shall have reasonable access to all of the books and records of the Company and the Subsidiaries to the extent that such access may reasonably be required by Sellers in connection with any legitimate matter relating to the Company or the Subsidiaries on or prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Each Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.7. If Buyer or the Company shall desire to dispose of any of such books and records prior to the expiration of such 6-year period, Buyer shall, prior to such disposition, give Sellers’ Representatives a reasonable opportunity, at its expense, to segregate and remove such books and records.

Section 13.8 Entire Agreement

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation relating to the Acquired Companies to which Buyer is subject) and constitutes (along with the Disclosure Schedules, the exhibits, and the other documents to be delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter of this Agreement.

Section 13.9 Modification

This Agreement may only be amended, supplemented, or otherwise modified by a writing executed by the Buyer and the Sellers’ Representative.

Section 13.10 Assignments And Successors

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other parties, except that Buyer, with Sellers’ prior approval, such approval not to be unreasonably withheld, may assign any of its rights (subject to all obligations) under this Agreement to any Subsidiary of Buyer. Any such permitted assignment shall not relieve Buyer of any of its obligations or liabilities hereunder. Any purported assignment of rights or delegation of obligations in violation of this Section 13.10 will be void. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the parties.

Section 13.11 No Third-Party Rights

Other than the Indemnified Persons, the EAR holders as applicable herein, the parties and as provided in Section 13.10, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a party to the Agreement.

Section 13.12 Disclosures

Disclosure of any fact, matter or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to the extent that it is reasonably apparent from such disclosure (or would be upon due inquiry) that it relates to or affects such other section. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

Section 13.13 Remedies Exclusive

The rights and remedies of the parties as provided in Article 12 (and subject to the limitations and exceptions described or referred to therein) are exclusive of any and all other rights and remedies.

Section 13.14 Governing Law

All matters relating to or arising out of this Agreement or any Contemplated Transaction and the rights of the parties (whether sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other law.

Section 13.15 Jurisdiction; Service of Process

Except as otherwise provided in this Agreement, any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction shall be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. Each party acknowledges and agrees that this Section 13.15 constitutes a voluntary and bargained-for agreement between the parties. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world, including by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13.21. Nothing in this Section 13.15 will affect the right of any party to serve legal process in any other manner permitted by law.

Section 13.16 Waiver of Jury Trial

EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

Section 13.17 Attorneys’ Fees

Except as otherwise provided herein, in the event any Proceeding is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in such Proceeding, in addition to any relief to which such party may be entitled, subject to Section 12.7.

Section 13.18 No Waiver

Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party or Sellers’ Representative on behalf of a Seller; (b) a waiver given by a party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a party will (i) waive or otherwise affect any obligation of that party, or (ii) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 13.19 Disclaimer of Warranties

(a) Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies, taken as a whole, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of Sellers and the Company expressly and specifically set forth in Articles 3 and 4, subject to and as qualified by the Disclosure Schedules and the disclosures and matters set forth therein; provided, however, that neither the representations and warranties of Sellers and the Company expressly set forth in this Agreement (subject to the matters and disclosures set forth in the Disclosure Schedules) nor the availability of any of the rights and remedies of the Buyer Member Group under Article 12 hereof with respect to any Breach of such representations or warranties (subject to the matters and disclosures set forth in the Disclosure Schedules) shall be affected by any investigation, or any Knowledge of any Breach of such representations or warranties acquired as a result of such investigation, on the part of the Buyer or its Representatives.

(b) EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY IN THIS AGREEMENT, SELLERS ARE SELLING THE INTERESTS (AND THE BUSINESS AND ASSETS OF THE COMPANY REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND SELLERS AND THE COMPANY DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. SELLERS AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.

(c) Without limiting or otherwise adversely effecting the other terms, conditions, provisions, representations, warranties, covenants or remedies of the parties set forth in this Agreement, Buyer acknowledges that neither Sellers, the Company nor any of their Representatives or Related Persons or any other Person has made any representations or warranties to Buyer, whether oral or written, express or implied (i) regarding the probable success or profitability of the Acquired Companies or their business or any projections, forecasts or forward-looking information provided to Buyer, and that there is no assurance that any projected or forecasted results will be achieved, or (ii) as to the accuracy or completeness of any memoranda, charts, summaries or other information provided (including any electronic or “virtual” data room) or heretofore made available by Sellers, the Company or their Representatives or affiliates to Buyer or its Representatives, or any other information which is not included in this Agreement or the Disclosure Schedules, and, in each case, none of Sellers, the Company or any of their Representatives or affiliates or any other Person will have or be subject to any liability to Buyer, any affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any affiliate of Buyer or any of their agents, consultants, accountants, counsel or other Representatives.

(d) Notwithstanding anything (including Section 12.1) herein to the contrary, with respect to the Excluded Environmental Matters: (i) neither the Sellers nor the Company make any representation or warranty, (ii) neither the Sellers nor the Company undertake any covenant or other obligation (including any indemnification obligation), (iii) Buyer shall have no indemnification or other right, and (iv) Buyer waives any and all rights and remedies (whether pursuant to this Agreement, at law or in equity). Without limiting the generality of the foregoing, the Excluded Environmental Matters shall be excepted and excluded from (1) all representations and warranties of the Sellers under Sections 4.9, 4.13, 4.14, 4.18 or 4.26 and (2) the indemnification provisions of Article 12.

Section 13.20 Certain Matters Regarding the Representation of the Company

(a) Montgomery, McCracken, Walker & Rhoads, LLP (“Montgomery”) has acted as counsel for the Company in connection with this Agreement, the Buyer Closing Documents and the Seller Closing Documents and the transactions contemplated thereby (the “Transaction Engagement”) and in that connection not as counsel for any other Person, including the Buyer or its Related Persons. Only the Company shall be considered a client of Montgomery in the Transaction Engagement. The parties hereto acknowledge the community of interest between the Company and the Sellers in light of the fact that the Sellers hold all of the equity of the Company. Accordingly, notwithstanding that the Company is or was a client in the Transaction Engagement, upon and after the Closing, all communications between the Sellers, Sellers’ Representative or any Acquired Company and Montgomery in the course of the Transaction Engagement shall be deemed to be attorney-client confidences that belong solely to the Sellers and the Sellers’ Representative and not any Acquired Company. The Buyer shall not have access to any such communications, or to the files of Montgomery relating to the Transaction Engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, notwithstanding that the Acquired Companies were a client, in the Transaction Engagement or otherwise, upon and after the Closing, (i) the Sellers and Sellers’ Representative shall be the sole holders of the attorney-client privilege with respect to the Transaction Engagement, and none of the Acquired Companies, Buyer or any of their respective Related Persons shall be a holder thereof, (ii) to the extent that files of Montgomery in respect of the Transaction Engagement constitute property of the client, only the Sellers or Sellers’

Representative shall hold such property rights, and (iii) Montgomery shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Companies, Buyer or any of their respective Related Persons by reason of any attorney-client relationship between Montgomery and the Acquired Companies or otherwise.

(b) If the Sellers or Sellers’ Representative so desire, and without the need for any consent or waiver by the Acquired Companies or Buyer, Montgomery shall be permitted to represent the Sellers and Sellers’ Representative after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, the Buyer Closing Documents and the Seller Closing Documents or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing sentence, after the Closing, Montgomery shall be permitted to represent the Sellers and Sellers’ Representative, any of their Related Persons or Representatives, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversarial proceedings) with Buyer, the Acquired Companies or any of their Related Persons or Representatives under or relating to this Agreement, the Buyer Closing Documents and the Seller Closing Documents, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving other agreements entered into in connection with this Agreement, the Buyer Closing Documents or the Seller Closing Documents.

(c) Upon and after the Closing, the Acquired Companies shall cease to have any attorney-client relationship with Montgomery, unless Montgomery is specifically engaged in writing by an Acquired Company to represent it after the Closing and either such engagement involves no conflict of interest with respect to the Sellers or Sellers’ Representative or the Sellers or Sellers’ Representative, as applicable, consent in writing at the time to such engagement. Any such representation by Montgomery after the Closing shall not affect the provisions of this Section 13.20. For example, and not by way of limitation, even if Montgomery is representing the Acquired Companies after the Closing, Montgomery shall be permitted simultaneously to represent the Sellers and Sellers’ Representative in any matter, including any disagreement or dispute relating hereto.

(d) The Sellers, Sellers’ Representative, the Acquired Companies and Buyer consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by Montgomery permitted hereunder.

Section 13.21 Notices

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address, or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a party may designate by notice to the other parties):

Sellers:

William M. Shockley

Tinicum Capital Partners II, LP

800 Third Avenue, 40th Floor

New York, New York 10022

Fax no.: 212-750-9264

E-mail address: WShockley@tinicum.com

with a mandatory copy to:

Montgomery, McCracken, Walker & Rhoads, LLP

Attention: Baldo M. Carnecchia, Jr.

123 South Broad Street

Avenue of the Arts

Philadelphia, PA 19109

Fax no.: (215) 772-7620

E-mail address: baldo@mmwr.com

Buyer:

Leggett & Platt, Incorporated

Attention: Russell J. Iorio

No. 1 Leggett Road

Carthage, MO 64836

Fax no.: 417-359-3346

E-mail address: russell.iorio@leggett.com

with a mandatory copy to:

Leggett & Platt, Incorporated

Attention: General Counsel

No. 1 Leggett Road

Carthage, MO 64836

Fax no.: 417-358-8449

E-mail address: scott.lowery@leggett.com

and a courtesy copy to:

Armstrong Teasdale LLP

7700 Forsyth Boulevard

Suite 1800

St. Louis, MO 63105

Attn: Michael S. Jefferies

Fax no.: (314) 612-2325

E-mail address: mjefferies@armstrongteasdale.com

Section 13.22 Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 13.23 Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 13.24 Counterparts and Electronic Signatures

(a) This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.

(b) A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[the remainder of this page intentionally blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

LEGGETT & PLATT, INCORPORATED

By:	/S/ RUSSELL J. IORIO
Name:	Russell J. Iorio
Title:	Vice President – Mergers and Acquisitions

COMPANY:

WESTERN PNEUMATIC TUBE HOLDING, LLC

By:	/S/ WILLIAM SHOCKLEY
Name:	William Shockley
Title:	Manager

SELLERS:

TINICUM CAPITAL PARTNERS II, L.P.,
By: Tinicum Lantern II, L.L.C., its General Partner

By:	/S/ WILLIAM SHOCKLEY
Name:	William Shockley
Title:	Member

TINICUM CAPITAL PARTNERS II PARALLEL FUND, L.P.
By: Tinicum Lantern II, L.L.C., its General Partner

By:	/S/ WILLIAM SHOCKLEY
Name:	William Shockley
Title:	Member

TINICUM CAPITAL PARTNERS II EXECUTIVE FUND, L.L.C.

By:	/S/ WILLIAM SHOCKLEY
Name:	William Shockley
Title:	Member

/S/ CHARLES W. GRIGG
Charles W. Grigg

/S/ DONALD W. GRIGG
Donald W. Grigg

/S/ SALLY G. OLMSTED
Sally G. Olmsted

/S/ LAURIE D. GRIGG
Laurie D. Grigg

THE S&C HARVEST FOUNDATION, INC.

By:	/S/ CHARLES W. GRIGG
Name:	Charles W. Grigg
Title:	President

/S/ JEFFREY D. KNOWLES
Jeffrey D. Knowles

/S/ CHARLES L. HAGGARD
Charles L. Haggard

/S/ PEGGY M. MAGOR
Peggy M. Magor

/S/ SURIN MALHOTRA
Surin Malhotra

Harry T. Hodgetts and Kathleen K. Hodgetts Family Trust dated August 24, 1984, restated October 14, 1996

By:	/S/ HARRY T. HODGETTS, JR.
Name:	Harry T. Hodgetts, Jr.
Title:	Trustee

Dennis and Bonita Arnold Trust

By:	/S/ DENNIS P. ARNOLD
Name:	Dennis P. Arnold
Title:	Owner of Trust

Exhibit 2.3(a)(v)

FORM OF ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of the [●] day of January 2012 (this “Agreement”), is made and entered into by and among (a) [●], a [●] corporation (“Buyer”); (b) Sellers’ Representative (as defined in the Purchase Agreement referred to below) on behalf of the Sellers (as defined in the Purchase Agreement); and (c) [●], as escrow agent (“Escrow Agent”).

WITNESSETH:

WHEREAS, on December [●], 2011, Buyer, the Sellers and [●], a [●] company, entered into a purchase agreement (the “Purchase Agreement”); and

WHEREAS, Section 2.1(a)(iii) of the Purchase Agreement provides for the deposit with Escrow Agent of immediately available funds in the amount of $[8,000,000] (the “Escrow Funds”), which sum shall be available to provide for the reduction of the Purchase Price on the terms and conditions set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer, Sellers’ Representative and Escrow Agent hereby agree as follows:

1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

2. Appointment of Escrow Agent. Buyer and Sellers’ Representative hereby irrevocably appoint Escrow Agent to receive, hold, administer, safeguard and disburse the Escrow Funds in accordance with this Agreement, and Escrow Agent hereby accepts such appointment, all subject to and upon the terms and conditions set forth herein.

3. Establishment of Escrow Funds. On the Closing Date, Buyer shall transfer and deliver to Escrow Agent a sum equal to $8,000,000 in immediately available funds. Earnings on the Escrow Funds shall constitute and become part of the Escrow Funds and be disbursed in accordance herewith. Escrow Agent hereby agrees to receive, hold, administer, safeguard and disburse the Escrow Funds pursuant to the terms and conditions of this Agreement.

4. Investment of Escrow Funds. In the absence of joint written instructions from Buyer and Sellers’ Representative to the contrary, Escrow Agent shall invest the Escrow Funds in Goldman Sachs Financial Square Funds Treasury Instruments Fund, an institutional money market fund that invests exclusively in United States treasury securities. Escrow Agent may enter into a subservicing agreement with Goldman Sachs or an institutional money market fund provider whereby it is entitled to receive sub-accounting fees. The parties hereto (i) acknowledge Escrow Agent’s disclosure of the services it is providing in connection with this share class; (ii) consent to Escrow Agent’s receipt of fees from Goldman Sachs for performing such services; and (iii) acknowledge that Escrow Agent has provided a Goldman Sachs Financial Square Funds Treasury Instruments Fund prospectus that discloses, among other things, the various expenses of the share class including the fees to be received from Goldman Sachs by Escrow Agent. Any income and earnings received by Escrow Agent from investments of the Escrow Funds pursuant to this Section 4 shall be added to and become a part of the Escrow Funds and shall be administered and distributed by Escrow Agent pursuant to the terms and conditions of this Agreement applicable to the Escrow Funds. Escrow Agent may earn compensation in the form of short-term interest (“float”) on items like uncashed distribution checks (from the date issued until the date cashed). Escrow Agent may also earn “float” on deposits awaiting investment direction or received too late to be invested overnight in previously directed investments.

5. Claims. From time to time on or before [INSERT DATE THAT IS 18 MONTHS SUBSEQUENT TO CLOSING] (the “Escrow Release Date”), at the same time that any Buyer Group Member submits a Claim Notice pursuant to Section 12.3 of the Purchase Agreement, such Buyer Group Member shall also submit a copy of such Claim Notice to Escrow Agent. Upon receipt of such Claim Notice, Escrow Agent shall immediately reserve the full amount of the claim identified on the Claim Notice and shall make payment with respect thereto only in accordance with (i) the written agreement of Buyer and Sellers’ Representative or (ii) a final judgment or decree of a court of competent jurisdiction delivered to the Escrow Agent. Except as otherwise provided herein, Escrow Agent shall act on such written agreement or court order without further question, and shall make payment on the first Business Day, as defined below, following receipt of such written agreement or court order. For purposes of this Agreement, “Business Day” shall be defined as a day other than (i) a Saturday or Sunday, (ii) a day on which a trust company or banking institution located in the State of Delaware is authorized or required by law to be closed, or (iii) a day on which the office of Escrow Agent is closed for business. Escrow Agent shall not inquire into or consider whether the parties have complied with the requirements of the Purchase Agreement. Notwithstanding anything to the contrary, in no event shall Escrow Agent be required to pay an amount that exceeds the balance of the Escrow Funds.

6. Release of Escrow Funds.

(a) On the first Business Day following the Escrow Release Date, Escrow Agent shall pay to an account designated in writing by Sellers’ Representative the excess, if any, of the then balance in the Escrow Funds over the aggregate dollar amount of all claims for which Claims Notices have been properly provided to Escrow Agent but which have not yet been resolved in accordance with Section 5 of this Agreement.

(b) If an amount of the Escrow Funds is retained by Escrow Agent after the Escrow Release Date, said amount shall be held subject to the terms of this Agreement until Escrow Agent receives the written agreement of Buyer and Sellers’ Representative as to the disposition of such amount, or a final judgment or decree of a court of competent jurisdiction directing the disposition of such amount, in each case as contemplated by Section 5 of this Agreement.

7. Duties of Escrow Agent. In administering and disbursing the Escrow Funds pursuant to this Agreement, Escrow Agent agrees that it will comply with the following duties and obligations:

(a) Escrow Agent shall make payment from the Escrow Funds only as specified in this Agreement.

(b) Escrow Agent shall forward to Buyer and Sellers’ Representative at least quarterly a report of the payments made, the payees thereof and the then balance in the Escrow Funds.

8. Escrow Agent.

(a) Escrow Agent shall be entitled to rely upon any signature, paper or other document believed by it to be genuine, without actual notice of changed conditions or status of any person, firm or corporation executing the same.

(b) When all funds held by Escrow Agent hereunder, or pursuant hereto, have been released, delivered or otherwise disposed of as provided herein, this Agreement shall thereupon terminate and Escrow Agent shall thereby be released and discharged from all further liability hereunder.

(c) Buyer and Sellers’ Representative do hereby acknowledge that Escrow Agent is a disinterested stakeholder and has no personal interest in this transaction. As a part of the consideration for Escrow Agent’s agreeing to act as Escrow Agent hereunder, Buyer and Sellers’ Representative do hereby agree that Escrow Agent shall not be required to bring, to defend or to otherwise enter into any litigation or legal proceedings of any type arising out of or which may in any way be connected with or affected by this Agreement or the performance of it. However, Escrow Agent may, in its sole discretion, bring, defend or otherwise participate in any such litigation or legal proceedings, and in such event, all of its costs, expenses, liabilities and reasonable attorneys’ fees shall be borne by and properly paid one-half by Buyer and one-half by Sellers’ Representative (out of the Escrow Funds), upon demand. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the cause of any loss to the Purchaser or Seller. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d) In addition to all other rights and remedies which Escrow Agent might have hereunder, at any time when Escrow Agent is not reasonably sure of its rights or duties hereunder, or when there is a dispute or disagreement among or between any persons or parties whomsoever respecting any rights in or to the funds held hereunder or in any way affecting Escrow Agent’s rights or duties hereunder, then Escrow Agent shall be entitled to file an interpleader proceeding, to pay said funds into any court of competent jurisdiction, to bring actions for declaratory judgments or for any other quasi-judicial relief or resolution of the disagreement, or it may decline performance of any duties hereunder and may call upon any interested party to seek judicial resolution.

(e) Unless Escrow Agent shall have discharged any of its duties hereunder in a grossly negligent manner or is guilty of bad faith or willful misconduct with regard to its duties hereunder, Buyer and Sellers’ Representative agree that Escrow Agent shall be indemnified and held harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity or any other expense, fees or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in connection therewith, that Escrow Agent shall be indemnified against any and all expenses, including reasonable attorneys’ fees and expenses and the cost of defending any action, suit or proceeding or resisting any claim. The cost of any indemnification under this Section will be paid one-half by Buyer and one-half by Sellers’ Representative (to the extent such funds are available, out of the Escrow Funds).

(f) Escrow Agent shall be entitled to compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amounts set forth on Schedule I hereto, and for reimbursement for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). All compensation and reimbursements under this sub-Section will be paid one-half by Buyer and one-half by Sellers’ Representative (the Sellers’ Representatives’ half to be withdrawn from the Escrow Funds without any further direction of the parties).

(g) Escrow Agent shall have the right to resign at any time by giving written notice of such resignation to Buyer and Sellers’ Representative, and Buyer and Sellers’ Representative shall have the right to terminate the services of Escrow Agent hereunder at any time by giving written notice (with such written notice being signed by both Buyer and Sellers’ Representative) of such termination to Escrow Agent, in each case specifying the effective date of such resignation or termination. Within 30 days after receiving or delivering the aforesaid notice, as the case may be, Buyer and Sellers’s Representative agree to appoint a successor Escrow Agent to which Escrow Agent shall distribute the property then held hereunder, pursuant to a written direction from such successor escrow agent, less the amount of any fees owing to Escrow Agent hereunder as of such date. If a successor escrow agent has not been appointed and has not accepted such appointment by the end of such 30-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be paid one-half by Sellers’ Representative (out of the Escrow Funds) and one-half by Buyer. Except as otherwise agreed to in writing by the Parties, the Escrow Funds shall not be released from the Escrow Account unless and until a successor Escrow Agent has been appointed in accordance with this Section 8(g).

9. Ownership for Tax Purposes. Buyer and Sellers’ Representative agree that, for purposes of federal, state and other taxes based on income, the Sellers will be treated as the owner of the Escrow Funds, and the Sellers will report all income, if any, that is earned on, or derived from, the Escrow Funds as their income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. The Escrow Agent shall report, to the extent required by law, to the IRS or any other taxing authority, as applicable, any such income earned on the Escrow Funds on IRS form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Fund by the Sellers, in accordance with their pro-rata ownership percentages provided to the Escrow Agent by Sellers’ Representative along with the names, addresses and tax identification numbers of such Sellers, whether or not said income has been distributed during the year. Any other tax returns required to be filed will be prepared and filed by the Sellers with the IRS and any other taxing authority as required by law including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). The parties hereto acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting with respect to the Escrow Fund. The Escrow Agent shall withhold any taxes to the extent required by law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities as it determines may be required by any law or regulation in effect at the time of the distribution.

10. Notices. Any notice, demand or other communication required, permitted or desired to be given hereunder shall be given in accordance with Section 13.21 of the Purchase Agreement; provided, however, that notices to Escrow Agent shall be addressed as follows:

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12. Headings. The section headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13. Severability. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is expressly understood, however, that the parties intend each and every provision of this Agreement to be valid and enforceable and hereby knowingly waive all rights to object to any provision of this Agreement.

14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement and the rights and obligations hereunder may not be assigned by Buyer, the Sellers, Sellers’ Representative or Escrow Agent without the express, prior written consent of all other parties; provided, however, that any corporation to which substantially all of the corporate trust business of Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent shall be a party, or any corporation to which substantially all of the corporate trust business of Escrow Agent may be transferred shall be Escrow Agent under this Agreement without further act so long as such entity assumes all of the obligations of Escrow Agent hereunder.

15. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

16. Exclusive Agreement and Modification. This Agreement supersedes all prior agreements among the parties with respect to the subject matter of this Agreement and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyer, Sellers’ Representative and Escrow Agent.

17. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first set forth above.

BUYER:

[●]

By:
Name:
Title:

SELLERS’ REPRESENTATIVE (on behalf of the Sellers):

Name: [●]
Title: Sellers’ Representative

ESCROW AGENT:

[●]

By:
Name:
Title:

SCHEDULE I

ESCROW AGENT FEES

Initial Fee (a one-time fee payable upon execution of this Escrow Agreement)	$	[	●]

Annual Fee (payable upon execution of this Escrow Agreement and upon each subsequent annual anniversary date)	$	[	●]